Filed Pursuant to Rule 424(b)(5)
Registration No. 333-189246

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Maximum Offering Price per Unit	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
1.00% Convertible Senior Notes due 2018	$287,500,000(2)	98.5%	$283,187,500	$38,627(3)
Common Stock of Take-Two Interactive Software, Inc., par value $.01 per share	(4)	—	—(4)	—(5)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes 1.00% Convertible Senior Notes due 2018 that may be purchased by the underwriters pursuant to their option to purchase additional 1.00% Convertible Senior Notes due 2018 to cover over-allotments, if any.
(3)	Paid herewith.
(4)	Includes an indeterminate number of shares of common stock issuable upon conversion of the convertible senior notes at the initial conversion price of approximately $21.52 per share of common stock. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(5)	Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the convertible senior notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

Prospectus supplement

(To prospectus dated June 12, 2013)

$250,000,000

Take-Two Interactive Software, Inc.

1.00% Convertible Senior Notes due 2018

Interest payable January 1 and July 1

Issue price: 98.5% plus accrued interest, if any, from June 18, 2013

We are offering $250,000,000 principal amount of our 1.00% Convertible Senior Notes due 2018. The notes will bear interest at a rate of 1.00% per year, payable semiannually in arrears on January 1 and July 1 of each year, beginning January 1, 2014. The notes will mature on July 1, 2018.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding January 1, 2018 only under the following circumstances: (1) during any fiscal quarter commencing after September 30, 2013 (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day; or (3) upon the occurrence of specified corporate events. On and after January 1, 2018 until the close of business on the business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will deliver shares of our common stock, cash or a combination of cash and shares of our common stock, at our election.

The initial conversion rate will be 46.4727 shares of common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $21.52 per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances.

We may not redeem the notes prior to maturity.

If we undergo a fundamental change (as defined below), subject to certain conditions, holders may require us to purchase all or a portion of the notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future indebtedness that is not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness incurred by our subsidiaries. The notes will not be guaranteed by our subsidiaries.

We intend to use a portion of the net proceeds from this offering to redeem all of our outstanding 4.375% Convertible Senior Notes due 2014, or, if applicable, pay the cash portion of any settlement for notes surrendered for conversion prior to the redemption date. The remaining proceeds will be used for general corporate purposes, which may include acquisitions and other strategic investments, the refinancing of indebtedness and the purchase by the Company of the Company’s common stock pursuant to the Company’s stock repurchase program.

The notes are a new issue of securities for which there currently is no market. The notes will not be listed on any securities exchange. Our common stock is listed on The NASDAQ Global Select Market under the symbol “TTWO.” The last reported sale price of our common stock on The NASDAQ Global Select Market on June 12, 2013 was $15.37 per share.

Investing in the notes involves a high degree of risk. See “Risk factors” beginning on page S-9 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The notes are being offered to the underwriters at a price of $976.25 per $1,000 aggregate principal amount of the notes plus accrued interest, if any, from June 18, 2013 (a discount of $23.75 from the par value per $1,000 principal amount of the notes or $5,937,500 total discount from the aggregate principal amount of the notes). The notes are being offered to the public at a price of $985.00 per $1,000 principal amount of the notes plus accrued interest, if any, from June 18, 2013, for a total of $246,250,000. Our proceeds from the offering (after underwriting discounts of $8.75 per $1,000 principal amount of the notes from the public offering price (totaling $2,187,500) and before expenses) will equal $976.25 per $1,000 principal amount of the notes, for a total of $244,062,500.

We have granted the underwriters the right to purchase within a 30-day period from the date of this prospectus supplement, up to an additional $37,500,000 principal amount of notes, solely to cover over-allotments.

The underwriters have agreed to reimburse us for certain of our offering expenses.

The underwriters expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company on or about June 18, 2013.

Joint book-running managers

J.P. Morgan	Barclays	Wells Fargo Securities

June 12, 2013

Prospectus Supplement

Prospectus

Nobody has been authorized to give any information or to make any representations, other than those contained or incorporated in this prospectus supplement or the accompanying prospectus. If given or made, that information or those representations may not be relied upon as having been authorized by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes that we are offering and other matters relating to us and our financial condition. The second part is the attached base prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. The description of the terms of the notes in this prospectus supplement under “Description of notes” supplements the description in the accompanying prospectus under “Description of the debt securities” and, to the extent it is inconsistent with that description, the information in this prospectus supplement replaces the information in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If information in the prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

Nobody has been authorized to give any information or to make any representations, other than those contained or incorporated in this prospectus supplement or the accompanying prospectus. If given or made, that information or those representations may not be relied upon as having been authorized by us. This prospectus supplement does not constitute an offer to or solicitation of any person in any jurisdiction in which such an offer or solicitation would be unlawful.

Industry and market data

Industry and market data contained or incorporated by reference in this prospectus supplement and the accompanying prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications or based on our experience in the industry. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys and assumptions are reliable and market definitions are appropriate, neither these surveys and assumptions nor these definitions have been verified by any independent sources and we cannot assure that they are accurate.

Trademarks, trade names and service marks

TAKE-TWO INTERACTIVE and our T2 logo are among our key trademarks. This prospectus supplement and the accompanying prospectus contain references to our trademarks, trade names and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus supplement and the accompanying prospectus, including any logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate that we will not assert our rights or the rights of the applicable licensor to these trademarks and trade names.

S-ii

Cautionary statement regarding forward-looking statements

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: our dependence on key management and product development personnel, our dependence on our Grand Theft Auto products and our ability to develop other hit titles for current and next-generation platforms, the timely release and significant market acceptance of our games, the ability to maintain acceptable pricing levels on our games, our ability to raise capital if needed and risks associated with international operations. Other important factors and information are discussed under the heading “Risk Factors” beginning on page S-9, and are contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, in the section entitled “Risk Factors,” and our other periodic filings with the SEC, which can be accessed at www.sec.gov. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

S-iii

Summary

This summary highlights information more fully described elsewhere in this prospectus supplement, the accompanying prospectus and the materials incorporated by reference herein. Because it is a summary, it does not contain all the information that you should consider before investing in the notes offered by this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement, the accompanying prospectus and the materials incorporated by reference herein in their entirety, including the “Risk factors” section beginning on page S-9 of this prospectus supplement and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement, before making an investment decision regarding the notes.

In this prospectus supplement, unless otherwise specified, “Take-Two,” “the Company,” “we,” “us” and “our” refer to Take-Two Interactive Software, Inc. and its subsidiaries. The term “notes” refers to the 1.00% Convertible Senior Notes due 2018 offered pursuant to this prospectus supplement.

About the Company

We are a leading developer, publisher and marketer of interactive entertainment for consumers around the globe. We develop and publish products through our two wholly-owned labels Rockstar Games and 2K. Our products are currently designed for console gaming systems such as Sony’s PlayStation®3 (“PS3”), Microsoft’s Xbox 360® (“Xbox 360”) and Nintendo’s Wii™ (“Wii”) and Wii U (“Wii U”); handheld gaming systems such as Nintendo’s DS (“DS”) and Sony’s PlayStation Portable (“PSP”); and personal computers including smartphones and tablets. We deliver our products through physical retail, digital download, online platforms and cloud streaming services.

As a result of the widening popularity of interactive entertainment, the video game market is expected to continue to grow in coming years. Growth is expected to be driven by continuing increases in the installed base of traditional consoles, along with the growing popularity of games played on emerging platforms such as tablets and smartphones, and online including through social networks. According to the “Global Video Game Market” published by International Development Group (“IDG”) in April 2013, the installed base of console systems and handhelds devices grew to 540.4 million units as of December 2012, an increase of 42.6 million units or 9% from December 2011, and forecasts that the number will increase to an estimated 703.9 million units in calendar 2017. Further, according to IDG, global sales of console, handheld, PC software and digital gaming segments, inclusive of mobile gaming platforms and online, surpassed $63.3 billion in calendar 2012 and forecasts that their annual sales will increase to an estimated $89.2 billion in calendar 2017.

The demographics of the interactive entertainment industry audience have broadened significantly in recent years, with video games becoming an increasingly popular form of mainstream entertainment. According to the “2012 Essential Facts About The Computer And Video Game Industry” published by Entertainment Software Association (“ESA”), the average U.S. household owns at least one dedicated game console or personal computer. The average game player is 30 years old and has been actively playing for 12 years.

Our core strategy is to capitalize on the popularity of video games by developing and publishing high-quality interactive entertainment experiences across a range of genres. We focus on building compelling franchises by publishing a select number of titles for which we can create sequels and add-on content. We support the success of our products in the marketplace through innovative marketing programs and global distribution on all platforms and through all channels that are relevant to our target audience.

We were incorporated under the laws of the State of Delaware in 1993 and are headquartered at 622 Broadway, New York, New York 10012 with 2,440 employees globally. Our telephone number is (646) 536-2842 and our website address is www.take2games.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus supplement.

Recent Developments

Redemption of 4.375% Convertible Senior Notes Due 2014 and Unwind Agreements

On June 12, 2013, we issued a notice of redemption calling all of our outstanding 4.375% Convertible Senior Notes due 2014 (the ‘‘4.375% Convertible Senior Notes’’), in aggregate principal amount of $138.0 million, for redemption on August 29, 2013 at a redemption price of $1,000 per $1,000 principal amount, plus accrued and unpaid interest up to, but not including, the redemption date. The notice of redemption specified that we will settle any 4.375% Convertible Senior Notes surrendered for conversion in connection with the redemption on a combination settlement basis by paying cash up to a cash amount equal to $1,202.89 per $1,000 principal amount of converted notes (up to $166.0 million in the aggregate) and delivering shares of our common stock in respect of the amount, if any, by which our conversion obligation exceeds such cash amount.

On June 12, 2013, the Company entered into Unwind Agreements with respect to convertible note hedge transactions that it entered into in 2009 and Unwind Agreements with respect to warrant transactions that it entered into in 2009 (together the “Unwind Agreements”). Pursuant to the terms of the Unwind Agreements, and in connection with the Company’s issuance of a notice of redemption for all the 4.375% Convertible Senior Notes, the Company has the right to deliver a notice to each of JPMorgan Chase Bank, National Association and Barclays Bank PLC (together, the “Hedge Counterparties”), prior to the redemption date set forth in such redemption notice, designating an early termination date for the convertible note hedge transactions and warrant transactions. The Hedge Counterparties will owe a cash payment to the Company as a result of the early termination of the convertible note hedge transactions that will be calculated based on its current fair market value. The Company will owe a cash payment to the Hedge Counterparties as a result of the early termination of the warrant transactions that will be calculated based on its current fair market value.

The offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” “us,” the “Company” and “TTWO” refer to Take-Two Interactive Software, Inc. and not to its consolidated subsidiaries.

Issuer	Take-Two Interactive Software, Inc., a Delaware corporation

Securities	$250,000,000 principal amount of 1.00% Convertible Senior Notes due 2018 (plus up to an additional $37,500,000 principal amount to cover over-allotments)

Maturity	July 1, 2018, unless earlier repurchased or converted

Issue price	98.5% plus accrued interest, if any, from June 18, 2013

Interest	1.00% per year. Interest will accrue from June 18, 2013 and will be payable semiannually in arrears on January 1 and July 1 of each year, beginning January 1, 2014. We will pay additional interest, if any, under the circumstances described under “Description of notes—Events of default”.

All references to “interest” in this summary of the offering and the “Description of notes” section of this prospectus supplement are deemed to include additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the indenture governing the notes, if applicable (as described under “Description of notes—Events of default”).

Conversion rights	Holders may convert their notes prior to the close of business on the business day immediately preceding January 1, 2018, in integral multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:

•

during any fiscal quarter commencing after September 30, 2013 (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•

during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of notes—Conversion rights—Conversion upon satisfaction of trading price condition”) per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day; or

•	upon the occurrence of specified corporate transactions described under “Description of notes—Conversion rights—Conversion upon specified corporate transactions.”

On and after January 1, 2018 to (and including) the close of business on the business day immediately preceding the maturity date, holders may convert their notes, in integral multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially 46.4727 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $21.52 per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will deliver shares of our common stock, cash or any combination of cash and shares of our common stock, at our election. If we elect to settle all or any portion of our conversion obligation in cash, the amount of cash and shares of our common stock, if applicable, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 40 trading day observation period as described herein. If we elect to settle all of our conversion obligation in shares of our common stock, we will deliver the shares of our common stock on the third business day following the conversion date, and for all other conversions, we will deliver the cash, shares of our common stock, or any combination, on the third business day following the last day of the applicable observation period, subject to certain exceptions.

Following certain corporate transactions that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances as described under “Description of notes—Conversion rights—Adjustment to conversion rate upon conversion upon a make-whole fundamental change.”

You will not receive any separate cash payment or additional shares for accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, our delivery to you of the consideration due upon conversion as described under “Description of notes—Conversion rights—Payment upon conversion” will be deemed to satisfy our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the conversion date.

No redemption	We may not redeem the notes prior to maturity and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of notes—Fundamental change permits holders to require us to purchase notes”), subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes that is equal to $1,000 principal amount or an integral multiple thereof for cash. The fundamental change purchase price will generally be 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest, to but excluding, the fundamental change purchase date.

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;

•	effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all existing and future indebtedness incurred by our subsidiaries.

As of March 31, 2013, we had $388.0 million of indebtedness outstanding, none of which was secured indebtedness, and no direct borrowings outstanding under our senior credit facility which, as amended and restated in October 2011, provides for borrowings up to $100.0 million (which amount may be increased by up to $40.0 million pursuant to the terms of the Credit Agreement (as defined below), which would increase the aggregate principal amount of our senior credit facility to $140.0 million) and is secured by substantially all of our assets and the equity of our subsidiaries. The agreement governing the senior credit facility substantially limits our and our subsidiaries’ ability to: create, incur, assume or be liable for indebtedness; dispose of assets outside the ordinary course of business; acquire, merge or consolidate with or into another person or entity; create, incur or allow any lien on any of our or their respective properties; make investments; pay dividends or make distributions (in each case, subject to certain limitations); or optionally prepay any indebtedness (subject to certain exceptions, including an exception permitting the redemption of the Company’s unsecured convertible senior notes (including our 4.375% Convertible Senior Notes due 2014, 1.75% Convertible Senior Notes due 2016 and the notes offered hereby) upon the meeting of certain minimum liquidity requirements and other conditions). In addition, we have granted a security interest in connection with certain compensatory arrangements. Such secured indebtedness will effectively rank senior to the notes to the extent of the value of the assets securing such indebtedness. The notes will be pari passu to our outstanding 4.375% Convertible Senior Notes due 2014 and our outstanding 1.75% Convertible Senior Notes due 2016. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom and the redemption of all of our outstanding 4.375% Convertible Senior Notes due 2014, our total consolidated indebtedness as of March 31, 2013 would have been $500.0 million.

The indenture governing the notes will not limit the amount of debt that we or our subsidiaries may incur.

Use of proceeds	We estimate that the proceeds from this offering will be approximately $243.7 million (approximately $280.4 million if the underwriters exercise their option to purchase additional notes in full), after deducting fees and estimated offering expenses, less any applicable reimbursement. We intend to use a portion of the net proceeds from this offering to redeem all of our outstanding 4.375% Convertible Senior Notes due 2014, or, if applicable, pay the cash portion of any settlement for notes surrendered for conversion prior to the redemption date. The remaining proceeds will be used for general corporate purposes, which may include acquisitions and other strategic investments, the refinancing of indebtedness and the purchase by the Company of the Company’s common stock pursuant to the Company’s stock repurchase program. See “Use of proceeds.”

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Denomination	The notes will be issued in minimum denominations of $1,000 and any integral multiple thereof.

Absence of a public market for the notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. federal income tax consequences

The notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes and, as a result, U.S. Holders (as defined in “Material U.S. federal income tax considerations”) will generally be required to include such OID in gross income on a constant yield to maturity basis in advance of the receipt of cash payment thereof and regardless of such holders’ method of accounting for U.S. federal income tax purposes. For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Material U.S. federal income tax considerations.”

NASDAQ Global Select Market symbol for our common stock	Our common stock is quoted on The NASDAQ Global Select Market under the symbol “TTWO.”

Trustee, paying agent and conversion agent	The Bank of New York Mellon

Risk factors	Investment in the notes involves significant risks. You should review the section entitled “Risk factors” beginning on page S-9 of this prospectus supplement and all other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and our SEC filings for a discussion of factors you should carefully consider before investing in the notes.

Summary consolidated financial data

The consolidated financial information presented below should be read in conjunction with our consolidated financial statements and our consolidated condensed financial statements and notes thereto, incorporated by reference in this prospectus supplement.

On October 25, 2010, our Board of Directors approved a change of our fiscal year end from October 31 to March 31, which was deemed effective as of March 31, 2010. The historical statement of operations data for the three fiscal years ended March 31, 2013, 2012 and 2011, the five months ended March 31, 2010 and the two fiscal years ended October 31, 2009 and 2008 are derived from our audited financial statements and related notes appearing in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, which has been incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of the results to be expected in any future period.

The information set forth below is not necessarily indicative of future results of operations, and should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 to fully understand factors that may affect the comparability of the information presented below.

	Fiscal year ended March 31,			Five months ended March 31,	Fiscal year ended October 31,
	2013	2012	2011	2010	2009	2008
Statement of operations data:
Net revenue	$1,214,483	$825,823	$1,136,876	$359,231	$701,057	$1,231,106
Income (loss) from continuing operations	(31,162)	(107,700)	53,804	(26,552)	(130,437)	94,484
Income (loss) from discontinued operations, net of taxes	1,671	(1,116)	(5,346)	(2,250)	(10,017)	2,613
Net income (loss)	$(29,491)	$(108,816)	$48,458	$(28,802)	$(140,454)	$97,097

Earnings (loss) per share:
Continuing operations	$(0.36)	$(1.30)	$0.62	$(0.34)	$(1.70)	$1.23
Discontinued operations	0.02	(0.01)	(0.06)	(0.03)	(0.13)	0.03
Basic earnings (loss) per share	$(0.34)	$(1.31)	$0.56	$(0.37)	$(1.83)	$1.26
Continuing operations	$(0.36)	$(1.30)	$0.62	$(0.34)	$(1.70)	$1.22
Discontinued operations	0.02	$(0.01)	(0.06)	(0.03)	(0.13)	0.03
Diluted earnings (loss) per share	$(0.34)	$(1.31)	$0.56	$(0.37)	$(1.83)	$1.25

Weighted average shares outstanding:
Basic	85,581	83,356	86,127	78,453	76,815	77,254
Diluted	85,581	83,356	86,139	78,453	76,815	77,666

	As of March 31,			As of October 31,
	2013	2012	2011	2010	2009	2008
Balance sheet data:
Cash and cash equivalents	$402,502	$420,279	$280,359	$145,838	$102,083	$280,277
Working capital	529,153	524,892	335,715	216,733	274,274	358,355
Total assets	1,277,839	1,149,427	971,659	839,276	1,007,128	1,083,352
Long-term debt	335,202	316,340	107,239	99,865	97,063	70,000
Total liabilities	689,844	553,700	356,380	318,653	461,502	468,234
Stockholders’ equity	587,995	595,727	615,279	520,623	545,626	615,118

Risk factors

You should carefully consider the risks described below, the risks described in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, together with the other information set forth in this prospectus supplement, the accompanying prospectus and in the other documents that we include or incorporate by reference into this prospectus supplement and the accompanying prospectus, which could materially affect our business, financial condition and future results. The risks described below and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 are not the only risks facing our company. Risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and operating results. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the value of our securities could decline, and you may lose part or all of any investment in our securities.

Risks related to our business

We are dependent on the future success of our Grand Theft Auto products and we must continue to publish “hit” titles or sequels to such “hit” titles in order to compete successfully in our industry.

Grand Theft Auto and certain of our other titles are “hit” products and have historically accounted for a substantial portion of our revenue. Sales of Grand Theft Auto products generated approximately 11.3% of the Company’s net revenue for the fiscal year ended March 31, 2013 and the ten best-selling titles (including Grand Theft Auto) that significantly contributed to the Company’s net revenue for the fiscal year ended March 31, 2013 in the aggregate accounted for approximately 91.1% of the Company’s net revenue. If we fail to continue to develop and sell new commercially successful “hit” titles or sequels to such “hit” titles or experience any delays in product releases or disruptions following the commercial release of our “hit” titles or their sequels, our revenue and profits may decrease substantially and we may incur losses. In addition, competition in our industry is intense and a relatively small number of hit titles account for a large portion of total revenue in our industry. Hit products offered by our competitors may take a larger share of consumer spending than we anticipate, which could cause revenue generated from our products to fall below our expectations. If our competitors develop more successful products or services at lower price points or based on payment models perceived as offering better value, or if we do not continue to develop consistently high quality and well-received products and services, our revenue and profitability may decline. In addition, both the online and mobile games marketplaces are characterized by frequent product introductions, relatively low barriers to entry, and new and evolving business methods, technologies and platforms for development. Widespread consumer adoption of these new platforms for games and other technological advances in online or mobile game offerings could negatively affect our sales of console and traditional PC products before we have an opportunity to develop profitable businesses in such markets.

We are subject to product development risks which could result in delays and additional costs, and we must adapt to changes in software technologies.

We depend on our internal development studios and third-party software developers to develop new interactive entertainment software within anticipated release schedules and cost projections. The development cycle for new titles generally ranges from 12 to more than 24 months, and our top-selling titles could take up to 3 years or longer to develop. Development times and costs of current generation software have increased substantially as a result of the additional and enhanced features available in the newest games. Further, after development of a product it may take between 9 and 12 additional months to develop the product for other hardware platforms. If our third-party software developers experience unanticipated development delays, financial difficulties or additional costs we will not be able to release titles according to our schedule and at budgeted costs. Certain of our licensing and marketing agreements also contain provisions that would impose penalties if we fail to meet agreed upon game release dates. There can be no assurance that our products will be sufficiently successful so that we can recoup these costs or make a profit on these products.

Additionally, in order to stay competitive, our internal development studios must anticipate and adapt to rapid technological changes affecting software development. Any inability to respond to technological advances and implement new technologies could render our products obsolete or less marketable.

The inability of our products to achieve significant market acceptance, delays in product releases or disruptions following the commercial release of our products may have a material adverse effect on our operating results.

New products may not achieve significant market acceptance, generate sufficient sales or be introduced in a timely manner to permit us to recover development, manufacturing and marketing costs associated with these products. The life cycle of a title generally involves a relatively high level of sales during the first few months after introduction followed by a rapid decline in sales. Because revenue associated with an initial product launch generally constitutes a high percentage of the total revenue associated with the life of a product, delays in product releases or disruptions following the commercial release of one or more new products could have a material adverse effect on our operating results and cause our operating results to be materially different from our expectations.

Our business is subject to our ability to develop commercially successful products for the current generation video game platforms and our ability to transition our business model and strategy to the next generation platforms.

We derive most of our revenue from the sale of products made for video game platforms manufactured by third-parties, such as Sony’s PS3, Microsoft’s Xbox 360 and Nintendo’s Wii, which comprised approximately 79.5% of the Company’s net revenue by product platform for the fiscal year ended March 31, 2013. The success of our business is subject to the continued popularity of these platforms and our ability to develop commercially successful products for these platforms.

Video game hardware platforms have historically had a life cycle of four to six years and we anticipate a transition to new console platforms in the near future. During any such transitional period, our success will depend on our ability to develop our products and services for these next-generation consoles. This transition may require significant costs and management resources. There can be no assurance that we will be able to successfully transition our business model and strategy to these new platforms. Further, the hardware manufacturers are not required to enter into agreements with us with respect to new consoles and these manufacturers may choose to impose more restrictive terms or adopt very different business models and fee structures. As a result, the transition to new platforms could have a material adverse effect on our business and financial statements.

Connectivity issues related to digital delivery platforms could affect our ability to sell and provide online services for our products and could affect our profitability.

We rely upon third-party digital delivery platforms, such as Steam, Microsoft’s Xbox Live and Sony Entertainment Network, to provide connectivity from the consumer to our digital products and our online services. Connectivity issues could prevent customers from accessing this content and our ability to successfully market and sell our products could be adversely affected. In addition, we could experience similar issues related to services we host on our internal servers. Such issues also could affect our ability to provide online services and could affect our business.

Our business could be adversely affected if our consumer data protection measures are not seen as adequate or there are breaches of our security measures or unintended disclosures of our consumer data.

We are collecting and storing consumer information, including personal information and credit card information. We take measures to protect our consumer data from unauthorized access or disclosure. It is possible that our security controls over consumer data may not prevent the improper access or disclosure of personally identifiable information. In addition, due to the high profile nature of our products, we may draw a disproportionately higher amount of attention and attempts to breach our security controls than companies with lower profile products. A security breach that leads to disclosure of consumer account information (including personally identifiable information) could harm our reputation, compel us to comply with disparate breach notification laws in various jurisdictions and otherwise subject us to liability under laws that protect personal data, resulting in increased costs or loss of revenue. A resulting perception that our products or services do not adequately protect the privacy of personal information could result in a loss of current or potential consumers and business partners. In addition, if any of our business partners experience a security breach that leads to disclosure of consumer account information, our reputation could be harmed, resulting in loss of revenue.

The interpretation and application of consumer and data protection laws in the U.S., Europe and elsewhere are often uncertain, contradictory and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, this could result in government imposed fines or orders requiring that we change our data practices, which could have an adverse effect on our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

In addition, certain of our products are online-enabled. The ability of our products to offer online functionality, and our ability to offer content through a video game platform’s digital distribution channel, is dependent upon the continued operation and security of such platform’s online network. These third-party networks, as well as our own internal systems and websites, and the security measures related thereto may be breached as a result of third-party action, including intentional misconduct by computer hackers, employee error, malfeasance or otherwise, and result in someone obtaining unauthorized access to our customers’ data or our data, including our intellectual property and other confidential business information, or our information technology systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, we may lose business, suffer irreparable damage to our reputation, and/or incur significant costs and expenses relating to the investigation and possible litigation of claims relating to such event.

Security breaches involving the source code for our products could adversely affect our revenues.

We securely store the source code for our interactive entertainment software products as it is created. A breach, whether physical, electronic or otherwise, of the systems on which such source code and other sensitive data are stored could lead to damage or piracy of our software. If we are subject to data security breaches, we may have a loss in sales or increased costs arising from the restoration or implementation of additional security measures which could materially and adversely affect our profitability. Any theft and/or unauthorized use or publication of our trade secrets and other confidential business information as a result of such an event could adversely affect our competitive position, reputation, brand and future sales of our products. Our business could be subject to significant disruption, and we could suffer monetary and other losses and reputational harm, in the event of such incidents and claims.

If we are unable to sustain launch pricing on current generation titles, our operating results may suffer.

The interactive entertainment software and hardware industry is characterized by the introduction of new and enhanced generations of products and evolving industry standards. Current generation titles for the PS3, Xbox 360 and Wii have been offered at premium retail prices since the launch of such consoles. We expect to continue to price current generation titles at a premium level. However, circumstances may arise in which we may need to reduce prices for such titles. If we are unable to sustain launch pricing on these current generation titles, it will have a material adverse effect on our margins, profitability and operating results.

Our efforts to expand into new products and services may subject us to additional risks.

In recent years, we have invested in emerging opportunities in interactive entertainment played on mobile platforms, including tablets and smartphones, and online platforms, including social networks. We have also grown our product offerings that are available through digital download. We are actively investing to capitalize on these trends in order to diversify our product mix, reduce our operating risks, and increase our revenue. There are risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. There is no assurance that we will be able to attract a sufficiently large number of customers or recover costs incurred for developing and marketing these new products or services. External factors, such as competitive alternatives and shifting market preferences, may also impact the successful implementation of any new products or services. Failure to successfully manage these risks in the development and implementation of new products or services could have a material adverse effect on our business and financial statements.

We depend on our key management and product development personnel.

Our continued success will depend to a significant extent on our senior management team and our relationship with ZelnickMedia Corporation (“ZelnickMedia”). Our Executive Chairman and Chief Executive Officer and President are partners of ZelnickMedia. We are also highly dependent on the expertise, skills and knowledge of certain of our Rockstar employees and other key creative personnel responsible for content creation and development of our Grand Theft Auto titles and titles based on other brands. We may not be able to continue to retain these personnel at current compensation levels, or at all.

The loss of the services of our executive officers, ZelnickMedia, our key Rockstar employees or other key creative personnel could significantly harm our business. In addition, if one or more key employees were to join a competitor or form a competing company, we may lose additional personnel, experience material interruptions in product development, delays in bringing products to market and difficulties in our relationships with licensors, suppliers and customers, which would significantly harm our business. Failure to continue to attract and retain other qualified management and creative personnel could adversely affect our business and prospects.

Declines in consumer spending and other adverse changes in the economy could have a material adverse effect on our business and operating results.

Most of our products involve discretionary spending on the part of consumers. We believe that consumer spending is influenced by general economic conditions and the availability of discretionary income. This makes our products particularly sensitive to general economic conditions and economic cycles as consumers are generally more willing to make discretionary purchases, including purchases of products like ours, during periods in which favorable economic conditions prevail. Adverse economic conditions such as a prolonged U.S. or international general economic downturn, including periods of increased inflation, unemployment levels, tax rates, interest rates, energy prices or declining consumer confidence could also reduce consumer spending. Reduced consumer spending has and may continue to result in reduced demand for our products and may also require increased selling and promotional expenses, which has had and may continue to have an adverse effect on our business, financial condition and operating results. In addition, during periods of relative economic weakness, our consolidated credit risk, reflecting our counterparty dealings with distributors, customers, capital providers and others may increase, perhaps materially so. Furthermore, uncertainty and adverse changes in the economy could also increase the risk of material losses on our investments, increase costs associated with developing and publishing our products, increase the cost and availability of sources of financing, and increase our exposure to material losses from bad debts, any of which could have a material adverse effect on our financial condition and operating results. If economic conditions worsen, our business, financial condition and operating results could be adversely affected.

Changes in our tax rates or exposure to additional tax liabilities could adversely affect our earnings and financial condition.

We are subject to income taxes in the U.S. and in various other jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes, and in the ordinary course of business there are many transactions and calculations where the ultimate tax determination is uncertain. We are required to estimate future taxes. Although we currently believe our tax estimates are reasonable, the estimate process is inherently uncertain, and such estimates are not binding on tax authorities. Further, our effective tax rate could be adversely affected by a variety of factors, including changes in the business, including the mix of earnings in countries with differing statutory tax rates, changes in tax elections, and changes in applicable tax laws. Additionally, tax determinations are regularly subject to audit by tax authorities and developments in those audits could adversely affect our income tax provision. Should the ultimate tax liability exceed estimates, our income tax provision and net income or loss could be adversely affected.

Beginning in fiscal year 2006, we recorded a valuation allowance against most of our U.S. deferred tax assets. We expect to provide a valuation allowance on future U.S. tax benefits until we can sustain a level of profitability or until other significant positive evidence arises that suggest that these benefits are more likely than not to be realized. Further, our tax determinations are regularly subject to audit by tax authorities and developments in those audits could adversely affect our income tax provision. Should our ultimate tax liability exceed our estimates, our income tax provision and net income or loss could be materially affected.

We earn a significant amount of our operating income, and hold a significant portion of our cash, outside the U.S. Any repatriation of funds currently held in foreign jurisdictions may result in higher effective tax rates for the Company. In addition, there have been proposals to change U.S. tax laws that would significantly impact how U.S. multinational corporations are taxed on foreign earnings. Although we cannot predict whether or in what form this proposed legislation will pass, if enacted it could have a material adverse impact on our income tax provision and financial condition.

We are also required to pay taxes other than income taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in both the U.S. and foreign jurisdictions. We are regularly under examination by tax authorities with respect to these non-income taxes. There can be no assurance that the outcomes from these examinations, changes in our business or changes in applicable tax rules will not have an adverse effect on our net income or loss and financial condition.

Our quarterly operating results are dependent on the release of “hit” titles and are highly seasonal which may cause our quarterly operating results to fluctuate significantly.

We have experienced and may continue to experience wide fluctuations in quarterly operating results. The release of a “hit” title typically leads to a high level of sales during the first few months after introduction followed by a rapid decline in sales. In addition, the interactive entertainment industry is highly seasonal, with sales typically higher during the fourth calendar quarter, due primarily to increased demand for games during the holiday season. Demand for and sales of our sports titles are also seasonal in that they are typically released just prior to the start of the sport season which they depict. If a key event or sports season to which our product release schedule is tied were to be delayed or cancelled, our sales would also suffer disproportionately. Our failure or inability to produce “hit” titles or introduce products on a timely basis to meet seasonal fluctuations in demand could adversely affect our business and operating results. The uncertainties associated with software development, manufacturing lead times, production delays and the approval process for products by hardware manufacturers and other licensors make it difficult to predict the quarter in which our products will ship and therefore may cause us to fail to meet financial expectations.

Returns of our published titles by our customers and price concessions granted to our customers may adversely affect our operating results.

We are exposed to the risk of product returns and price concessions with respect to our customers. Our distribution arrangements with customers generally do not give them the right to return titles to us or to cancel firm orders. However, we sometimes accept product returns from our distribution customers for stock balancing and negotiate accommodations for customers, which include credits and returns, when demand for specific products falls below expectations. We accept returns and grant price concessions in connection with our publishing arrangements and revenue is recognized after deducting estimated reserves for returns and price concessions. While we believe that we can reliably estimate future returns and price concessions, if return rates and price concessions for our products exceed our reserves, our revenue could decline.

Increased sales of used video game products could lower our sales.

Certain of our larger customers sell used video games, which are generally priced lower than new video games. If our customers continue to increase their sales of used video games, it could negatively affect our sales of new video games and have an adverse influence on our operating results.

A limited number of customers account for a significant portion of our sales. The loss of a principal customer could seriously hurt our business.

A substantial portion of our product sales are made to a limited number of customers. Sales to our five largest customers during the fiscal year ended March 31, 2013 accounted for approximately 52.5% of our net revenue, with GameStop accounting for 23.8%. Our sales are made primarily pursuant to purchase orders without long-term agreements or other commitments, and our customers may terminate their relationship with us at any time. Certain of our customers may decline to carry products containing mature content. The loss of our relationships with principal customers or a decline in sales to principal customers, including as a result of a product being rated “AO” (age 18 and over), could materially adversely affect our business and operating results. Furthermore, our customers may also be placed into bankruptcy, become insolvent or be liquidated due to economic downturns, global contractions of credit or for other factors. Bankruptcies or consolidations of certain large retail customers could seriously hurt our business, including as a result of uncollectible accounts receivable from such customers and the concentration of purchasing power among remaining large retailers. In addition, our results of operations may be adversely affected if certain of our customers who purchase on credit terms are no longer eligible to purchase on such terms due to their financial distress, which may reduce the quantity of products they demand from us.

If our marketing and advertising efforts fail to resonate with our customers, our business and operating results could be adversely affected.

Our products are marketed worldwide through a diverse spectrum of advertising and promotional programs such as television and online advertising, print advertising, retail merchandising, website development and event sponsorship. Our ability to sell our products and services is dependent in part on the success of these programs. If the marketing for our products and services fails to resonate with our customers, particularly during the holiday season or other key selling periods, or if advertising rates or other media placement costs increase, these factors could have a material adverse influence on our business and operating results.

The interactive entertainment software industry is highly competitive.

We compete for both licenses to properties and the sale of interactive entertainment software with Sony, Microsoft and Nintendo, each of which is a large developer and marketer of software for its own platforms. We also compete with domestic game publishers, such as Activision Blizzard and Electronic Arts and international publishers, such as Capcom, Konami, Namco-Bandai, SEGA, Square Enix and Ubisoft. As our business is dependent upon our ability to develop hit titles, which require increasing budgets for development and marketing, the availability of significant financial resources has become a major competitive factor in developing and marketing software games. Some of our competitors have greater financial, technical, personnel and other resources than we do and are able to finance larger budgets for development and marketing and make higher offers to licensors and developers for commercially desirable properties. Our titles also compete with other forms of entertainment, such as social media and casual games, in addition to motion pictures, television and audio and video products featuring similar themes, online computer programs and other entertainment, which may be less expensive or provide other advantages to consumers.

A number of software publishers who compete with us have developed and commercialized or are currently developing online games for use by consumers over the Internet. If technological advances significantly increase the availability of online games and if consumer acceptance of online gaming grows substantially, it could result in a decline in our platform-based software sales and negatively affect sales of such products.

Increased competition for limited shelf space and promotional support from retailers could affect the success of our business and require us to incur greater expenses to market our titles.

Retailers have limited shelf space and promotional resources and competition is intense among newly introduced interactive entertainment software titles for adequate levels of shelf space and promotional support. Competition for retail shelf space is expected to continue to increase, which may require us to increase our marketing expenditures to maintain desirable sales levels of our titles. Competitors with more extensive lines and more popular titles may have greater bargaining power with retailers. Accordingly, we may not be able, or we may have to pay more than our competitors, to achieve similar levels of promotional support and shelf space.

Our business is dependent on our ability to enter into successful software development arrangements with third-parties.

Our success depends on our ability to continually identify and develop new titles on a timely basis. We rely on third-party software developers for the development of some of our titles. Quality third-party developers are continually in high demand. Software developers who have developed titles for us in the past may not be available to develop software for us in the future. Due to the limited number of third-party software developers and the limited control that we exercise over them, these developers may not be able to complete titles for us on a timely basis or within acceptable quality standards, if at all. We have entered into agreements with third-parties to acquire the rights to publish and distribute interactive entertainment software as well as to use licensed intellectual properties in our titles. These agreements typically require us to make development payments, pay royalties and satisfy other conditions. Our development payments may not be sufficient to permit developers to develop new software successfully, which could result in material delays and significantly increase our costs to bring particular products to market. Software development costs, promotion and marketing expenses and royalties payable to software developers and third-party licensors have increased significantly in recent years and reduce potential profits derived from sales of our software. Future sales of our titles may not be sufficient to recover development payments and advances to software developers and licensors, and we may not have adequate financial and other resources to satisfy our contractual commitments to such developers. If we fail to satisfy our obligations under agreements with third-party developers and licensors, the agreements may be terminated or modified in ways that are burdensome to us, and have a material adverse effect on our financial condition and operating results.

We cannot publish our titles without the approval of hardware licensors that are also our competitors.

We are required to obtain licenses from Sony, Microsoft and Nintendo, which are also our competitors, to develop and publish titles for their respective hardware platforms. Our existing platform licenses require that we obtain approval for the publication of new titles on a title-by-title basis. As a result, the number of titles we are able to publish for these hardware platforms, our ability to manage the timing of the release of these titles and, accordingly, our net revenue from titles for these hardware platforms, may be limited. If a licensor chooses not to renew or extend our license agreement at the end of its current term, or if a licensor were to terminate our license for any reason or does not approve one or more of our titles, we may be unable to publish that title as well as additional titles for that licensor’s platform. Termination of any such agreements or disapproval of titles could seriously hurt our business and prospects. We may be unable to continue to enter into license agreements for certain current generation platforms on satisfactory terms or at all. Failure to enter into any such agreement could also seriously hurt our business.

Our platform licensors control the fee structures for online distribution of our games on their platforms.

Certain platform licensors have retained the right to change the fee structures for online distribution of both paid content and free content (including patches and corrections) on their platforms. Each licensor’s ability to set royalty rates may increase costs, which could negatively affect our operating margins. We may be unable to distribute our content in a cost-effective or profitable manner through this distribution channel, which could adversely affect our business and results of operations.

We may not be able to adequately adjust our cost structure in a timely fashion in response to a sudden decrease in demand.

In the event of a significant decline in revenue, we may not be able to dispose of facilities, reduce personnel or make other changes to our cost structure without disruption to our operations or without significant termination and exit costs. Management may not be able to implement such actions in a timely manner, if at all, to offset an immediate shortfall in revenue and profit. Moreover, reducing costs may impair our ability to produce and develop software titles at sufficient levels in the future.

We submit our products for rating by the Entertainment Software Rating Board (“ESRB”) in the United States and other voluntary or government ratings organizations in foreign countries. Failure to obtain a target rating for certain of our products could negatively affect our ability to distribute and sell those games, as could the re-rating of a game for any reason.

We voluntarily submit our game products to the ESRB, a U.S.-based non-profit and independent ratings organization. The ESRB system provides consumers with information about game content using a rating symbol that generally suggests the appropriate player age group and specific content descriptors, such as graphic violence, profanity or sexually explicit material. The ESRB may impose significant penalties on game publishers for violations of its rules related to rating or marketing games, including revocation of a rating or monetary fines up to $1 million. Other countries require voluntary or government backed ratings as prerequisites for product sales. In some instances, we may have to modify our products in order to market them under the target rating, which could delay or disrupt the release of our products. In addition, some of our titles may not be sold at all or without extensive edits in certain countries, such as Germany.

In the United States, if the ESRB rates a game as “AO” (age 18 and older), platform licensors may not certify the game and retailers may refuse to sell it. In addition, some consumers have reacted to re-ratings or controversial game content by refusing to purchase such games, demanding refunds for games that they had already purchased, and refraining from buying other games published by us. Many of our Rockstar titles and certain of our 2K titles have been rated “M” (age 17 and older) by the ESRB. If we are unable to obtain “M” ratings and instead receive “AO” ratings on future versions of those or similar titles as a result of changes in the ESRB’s ratings standards or for other reasons, including the adoption of legislation in this area, our business and prospects could be negatively affected. If any of our games are re-rated by the ESRB or other foreign based ratings organizations, we could be exposed to litigation, administrative fines and penalties and other potential liabilities, and our operating results and financial condition could be significantly affected.

We have implemented processes to comply with the requirements of the ESRB and other ratings organizations and properly display the designated rating symbols and content descriptions. Nonetheless, these processes are subject to human error, circumvention, overriding and reasonable resource constraints. If a video game we published were found to contain undisclosed pertinent content, the ESRB could re-rate a game, retailers could refuse to sell it and demand that we accept the return of any unsold copies or returns from customers, and consumers could refuse to buy it or demand that we refund their money. This could have a material negative effect on our operating results and financial condition. In addition, we may be exposed to litigation, administrative fines and penalties and our reputation could be harmed, which could affect sales of other video games we sell. If any of these consequences were to occur, our business and financial performance could be significantly harmed.

Content policies adopted by retailers, consumer opposition and litigation could negatively affect sales of our products.

Retailers may decline to sell interactive entertainment software containing what they judge to be graphic violence or sexually explicit material or other content that they deem inappropriate for their businesses. If retailers decline to sell our products based upon their opinion that they contain objectionable themes, graphic violence or sexually explicit material or other generally objectionable content, or if any of our previously “M” rated series products are rated “AO,” we might be required to significantly change or discontinue particular titles or series, which in the case of our best-selling Grand Theft Auto titles could seriously affect our business. Consumer advocacy groups have opposed sales of interactive entertainment software containing objectionable themes, violence or sexual material or other objectionable content by pressing for legislation in these areas and by engaging in public demonstrations and media campaigns. Additionally, although lawsuits seeking damages for injuries allegedly suffered by third-parties as a result of video games have generally been unsuccessful in the courts, claims of this kind have been asserted against us from time to time and may be asserted and be successful in the future.

We are subject to risks and uncertainties of international trade, including fluctuations in the values of local foreign currencies against the dollar.

Sales in international markets, primarily in Europe, have accounted for a significant portion of our net revenue. Note 15 to our Consolidated Financial Statements, “Segment and Geographic Information,” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 discloses that sales in Europe comprised approximately 27.0% of the Company’s net revenue for the fiscal year ended March 31, 2013. We have also expanded our Asian operations in an effort to increase our geographical scope and diversify our revenue base. We are subject to risks inherent in foreign trade, including increased credit risks, tariffs and duties, fluctuations in foreign currency exchange rates, shipping delays, and international political, regulatory and economic developments, all of which can have a significant influence on our operating results. Many of our international sales are made in local currencies, which could fluctuate against the dollar. While we may use forward exchange contracts to a limited extent to seek to mitigate foreign currency risk, our operating results could be adversely affected by unfavorable foreign currency fluctuations.

We face risks from our international operations.

We are subject to certain risks because of our international operations, particularly as we continue to grow our business and presence in Asia, Latin America and other parts of the world. Changes to and compliance with a variety of foreign laws and regulations may increase our cost of doing business and our inability or failure to obtain required approvals could harm our international and domestic sales. Trade legislation in either the United States or other countries, such as a change in the current tariff structures, import/export compliance laws or other trade laws or policies, could adversely affect our ability to sell or to distribute in international markets. We incur additional legal compliance costs associated with our international operations and could become subject to legal penalties in foreign countries if we do not comply with local laws and regulations which may be substantially different from those in the United States. In many foreign countries, particularly in those with developing economies, it may be common to engage in business practices that are prohibited by United States laws and regulations, such as the Foreign Corrupt Practices Act, and by local laws, such as laws prohibiting corrupt payments to government officials. Although we implement policies and procedures designed to ensure compliance with these laws, there can be no assurance that all of our employees, contractors and agents, as well as those companies to which we outsource certain of our business operations, including those based in or from countries where practices which violate such laws may be customary, will not take actions in violation of our policies. Any such violation, even if prohibited by our policies, could have a material adverse effect on our business.

If we are unable to protect the intellectual property relating to our software, the commercial value of our products will be adversely affected and our competitive position could be harmed.

We develop proprietary software and have obtained the rights to publish and distribute software developed by third-parties. We attempt to protect our software and production techniques under copyright, trademark and trade secret laws as well as through contractual restrictions on disclosure, copying and distribution. Our software is susceptible to piracy and unauthorized copying. Unauthorized third-parties may be able to copy or to reverse engineer our software to obtain and use programming or production techniques that we regard as proprietary. Well organized piracy operations have also proliferated in recent years, resulting in the ability to download pirated copies of our software over the Internet. Although we attempt to incorporate protective measures into our software, piracy of our products could negatively affect our future profitability.

If we infringe on or are alleged to infringe on the intellectual property rights of third-parties, our business could be adversely affected.

As our industry grows, we may be subject to an increasing amount of litigation that is common in the software industry based on allegations of infringement or other alleged violations of patent, copyright and/or trademarks. In addition, we believe that interactive entertainment software will increasingly become the subject of claims that such software infringes on the intellectual property rights of others with both the growth of online functionality and advances in technology, game content and software graphics as games become more realistic. From time to time, we receive notices from third-parties or are named in lawsuits by third-parties alleging infringement of their proprietary rights. Although we believe that our software and technologies and the software and technologies of third-party developers and publishers with whom we have contractual relations do not and will not infringe or violate proprietary rights of others, it is possible that infringement of proprietary rights of others may occur. Any claims of infringement, with or without merit, could be time consuming, costly and difficult to defend. Moreover, intellectual property litigation or claims could require us to discontinue the distribution of products, obtain a license or redesign our products, which could result in additional substantial costs and material delays.

Our software is susceptible to errors, which can harm our financial results and reputation.

The technological advancements of new hardware platforms result in the development of more complex software products. As software products become more complex, the risk of undetected errors in new products increases. We may need to produce and distribute patches in order to repair such errors, which could be costly and may distract our developers from working on new products. If, despite testing, errors are found in new products or releases after shipments have been made, we could experience a loss of or delay in timely market acceptance, product returns, loss of revenue, increases in costs relating to the repair of such errors and damage to our reputation.

If we acquire or invest in other businesses, intellectual properties or other assets, we may be unable to integrate them with our business, our financial performance may be impaired and/or we may not realize the anticipated financial and strategic goals for such transactions.

If appropriate opportunities present themselves, we may acquire or make investments in businesses, intellectual properties and other assets that we believe are strategic. We may not be able to identify, negotiate or finance any future acquisition or investment successfully. Even if we do succeed in acquiring or investing in a business, intellectual property or other asset, such acquisitions and investments involve a number of risks, including:

•	retaining key employees and maintaining the key business and customer relationships of the businesses we acquire;

•	cultural challenges associated with integrating employees from an acquired company or business into our organization;

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the possibility that the combined company would not achieve the expected benefits, including any anticipated operating and product synergies, of the acquisition as quickly as anticipated or that the costs of, or operational difficulties arising from, an acquisition would be greater than anticipated;

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significant acquisition-related accounting adjustments, particularly relating to an acquired company’s deferred revenue, that may cause reported revenue and profits of the combined company to be lower than the sum of their stand-alone revenue and profits;

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significant accounting charges resulting from the completion and integration of a sizeable acquisition and increased capital expenditures, including potential impairment charges incurred to write down the carrying amount of intangible assets generated as a result of an acquisition;

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the possibility that we will not discover important facts during due diligence that could have a material adverse effect on the value of the businesses we acquire, including the possibility that a change of control of a company we acquire triggers a termination of contractual or intellectual property rights important to the operation of its business;

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the need to integrate an acquired company’s accounting, management information, human resource and other administrative systems to permit effective management and timely reporting, and the need to implement or remediate controls, procedures and policies appropriate for a public company in an acquired company that, prior to the acquisition, lacked these controls, procedures and policies;

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litigation or other claims in connection with, or inheritance of claims or litigation risks as a result of, an acquisition, including claims from terminated employees, customers or other third-parties; and

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to the extent that we engage in strategic transactions outside of the United States, we face additional risks, including risks related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.

Future acquisitions and investments could also involve the issuance of our equity and equity-linked securities (potentially diluting our existing stockholders), the incurrence of debt, contingent liabilities or amortization expenses, write-offs of goodwill, intangibles, or acquired in-process technology, or other increased cash and non-cash expenses such as stock- based compensation. Any of the foregoing factors could harm our financial condition or prevent us from achieving improvements in our financial condition and operating performance that could have otherwise been achieved by us on a stand-alone basis. Our stockholders may not have the opportunity to review, vote on or evaluate future acquisitions or investments.

Our ability to acquire and maintain licenses to intellectual property, especially for sports titles, affects our revenue and profitability. Competition for these licenses may make them more expensive and increase our costs.

Certain of our products are based on or incorporate intellectual property owned by others. For example, certain of our 2K products include rights licensed from major sports leagues and players’ associations. Similarly, some of our other titles are based on licenses of popular entertainment products. Competition for these licenses is intense. If we are unable to maintain these licenses or obtain additional licenses on reasonable economic terms or with significant commercial value, our revenue and profitability could decline significantly. Competition for these licenses may also increase the advances, guarantees and royalties that we must pay to the licensor, which could significantly increase our costs and adversely affect our profitability. In addition, on certain intellectual property licenses, we are subject to guaranteed minimum payments, royalties or standards of performance and may not be able to terminate these agreements prior to their stated expiration. If such licensed products do not generate revenues in excess of such minimum guarantees, our profitability will be adversely affected.

We are subject to contractual covenants which place certain limitations on how we manage our business.

Our Credit Agreement (as defined herein) and the indentures governing our Convertible Notes (as defined herein) limit our ability to take various actions, including incurring additional debt, paying dividends, repurchasing shares and acquiring or disposing of assets or businesses. In addition, we have granted a security interest in connection with certain compensatory arrangements which limits our ability to incur senior debt in excess of certain amounts. Accordingly, we may be restricted from taking actions that management believes would be desirable and in the best interests of us and our stockholders. Our Credit Agreement and the indentures also require us to satisfy specified financial and non-financial covenants. A breach of any of the covenants contained in our Credit Agreement could result in an event of default under the agreement and under the indentures governing our Convertible Notes and would allow our lenders and noteholders to pursue various remedies, including accelerating the repayment of any outstanding indebtedness.

Our involvement, and the involvement of some of our former executive officers, in a wide variety of lawsuits, investigations and proceedings has had, and may in the future have, a material adverse effect on us.

We and some of our former officers, directors and employees have been the subject of three separate governmental investigations and a substantial amount of litigation and other proceedings relating to the subject matter of those investigations. While these matters have been resolved we may be subject to heightened scrutiny in the future as a result of our historical legal proceedings, including an increased likelihood of a government investigation occurring and an increased likelihood that any such investigation is more extensive than in the past. Furthermore, any future fines, restrictions or other penalties imposed as a result of any such investigation may be more severe than those which may be imposed on a company without our history.

Our business and products are subject to potential legislation. The adoption of such proposed legislation could limit the retail market for our products.

Several proposals have been made for federal legislation to regulate our industry. Such proposals seek to prohibit the sale of products containing content included in some of our games. If any such proposals are enacted into law, it may limit the potential market for some of our games in the United States, and adversely affect our operating results. Other countries, such as Germany, have adopted laws regulating content both in packaged games and those transmitted over the Internet that are stricter than current United States laws. In the United States, proposals have also been made by numerous state legislators to regulate and prohibit the sale of interactive entertainment software products containing certain types of violent or sexual content to under 17 or 18 audiences, such as the State of California’s “ultraviolent video games law” that sought to ban the sale or rental of violent video games to minors. While such legislation to date has been enjoined by industry and retail groups or been found unconstitutional, the adoption into law of such legislation in federal and/or in state jurisdictions in which we do significant business could severely limit the retail market for some of our games.

We may need additional capital if we incur losses.

If we incur losses in the future, we may be required to raise additional capital in order to fund our operations. We could seek to raise capital in a number of ways, including through the issuance of debt or equity, or through other financing arrangements. In October 2011, we entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) which amended and restated our July 2007 Credit Agreement (as defined herein), which requires us to make periodic interest or other debt service payments. In addition, we issued 4.375% Convertible Senior Notes due 2014 in June 2009 (the “4.375% Convertible Notes”) and 1.75% Convertible Senior Notes due 2016 in November 2011 (the “1.75% Convertible Notes” and together with the 4.375% Convertible Notes, the “Convertible Notes”), which require us to make periodic interest payments to the holders of the Convertible Notes. If we borrow additional funds, further debt service payments would probably be necessary. In addition, the terms of additional debt may impose significant restrictions on our ability to operate our business. If we seek financing through the sale of equity or equity-based securities (such as our Convertible Notes), our current stockholders will suffer dilution in their percentage ownership of common stock. We cannot be certain as to our ability to raise additional capital in the future or under what terms capital would be available. If we need to raise capital and are not successful in doing so, we will have to consider other options that may include, but are not limited to, a reduction in our expenditures for internal and external new product development, reductions in overhead expenses, and sales of intellectual property and other assets. These actions, should they become necessary, will likely result in a reduction in the size of our operations and could materially affect the prospects of our business.

We may be required to record a significant charge to earnings if our goodwill becomes impaired.

We are required under U.S. generally accepted accounting principles to review our goodwill for impairment at least annually or more frequently when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may be considered a change in circumstances, indicating a requirement to reevaluate whether our goodwill continues to be recoverable, include a significant decline in stock price and market capitalization, slower growth rates in our industry or other materially adverse events. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill is determined. This may adversely affect our operating results.

Our reported financial results could be adversely affected by the application of existing or future accounting standards to our business as it evolves.

Our reported financial results are affected by the accounting policies promulgated by the SEC and national accounting standards bodies and the methods, estimates, and judgments that we use in applying our accounting policies. For example, standards regarding software revenue recognition have and could further significantly affect the way we account for revenue related to our products and services. We expect that a significant portion of our games will be online-enabled in the future, and we could be required to recognize the related revenue over an extended period of time rather than at the time of sale. As we enhance, expand and diversify our business and product offerings, the application of existing or future financial accounting standards, particularly those relating to the way we account for revenue, could have a significant adverse effect on our reported results although not necessarily on our cash flows.

Our ability to use net operating loss carryforwards to reduce future years’ taxes could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code.

Section 382 of the Internal Revenue Code contains rules that limit the ability of a company to use its net operating loss carryforwards in years after an ownership change, which is generally defined as any change in ownership of more than 50% of its stock over a three-year testing period. These rules generally operate by focusing on ownership changes among stockholders owning directly or indirectly 5% or more of the stock of a company and/or any change in ownership arising from a new issuance of stock by the company. If, as a result of future transactions involving our common stock, including purchases or sales of stock by 5% stockholders, we undergo cumulative ownership changes which exceed 50% over the testing period, our ability to use our net operating loss carryforwards would be subject to additional limitations under Section 382.

Generally, if an ownership change occurs, the annual taxable income limitation on the use of net operating loss carryforwards is equal to the product of the applicable long-term tax exempt rate and the value of the company’s stock immediately before the ownership change. Depending on the resulting limitation, a portion of our net operating loss carryforwards could expire before we would be able to use them. Our inability to fully utilize our net operating losses to offset taxable income generated in the future could have a material and negative effect on our future financial position and results of operations.

We expect to implement a new enterprise resource planning (ERP) system later this year, and we may encounter technical or operational difficulties during the transition that could disrupt our operations.

We expect to implement a new enterprise resource planning (ERP) system later this year, and we may encounter technical and operating difficulties during the transition to that new system. We may experience problems in implementing the new system as our employees learn the new system, transfer data from our existing system to the new system and operate with the new system. The transition may not be completed promptly or at all, or could require us to revert to the currently existing system. Any difficulties that we encounter in implementing the new system may disrupt our ability to deal effectively with our employees, vendors, customers and other companies with which we have commercial relationships and also may prevent us from effectively closing a quarterly period and reporting our financial results in a timely manner. If we are unable to produce accurate and timely financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with the listing requirements of the Nasdaq Global Market.

Risks relating to an investment in the notes and our common stock

For purposes of this section “Risks relating to an investment in the notes and our common stock,” references to “the Company,” “we,” “our,” and “us” refer only to Take-Two Interactive Software, Inc. and not to its subsidiaries.

Our senior credit facility limits our ability to pay any cash amount on the conversion or required repurchase of the notes.

Absent a waiver, our senior credit facility prohibits us from making any cash payments on the conversion or repurchase of the notes unless certain conditions are met including that immediately before and after such conversion or repurchase, no event of default shall have occurred and be continuing and for the 90 day period prior to the date of such conversion or repurchase, (i) no loans under the Credit Agreement are outstanding and (ii) the amount of unrestricted cash of the Company and certain of its subsidiaries is not less than the sum of (A) the outstanding unpaid principal of, and accrued interest on, the amount of debt to be repurchased, (B) $30,000,000 and (C) 105% of the then existing face amount of letters of credit issued pursuant to our Credit Agreement. See “Description of other indebtedness.” Any new credit facility that we may enter into may have similar restrictions. Our failure to make cash payments upon the conversion or repurchase upon a fundamental change of the notes if required under the terms of the notes would constitute an event of default under the notes and would permit holders of the notes to accelerate our obligations under the notes. Such default would also cause an event of default under our senior credit facility.

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of March 31, 2013, we had $388.0 million of indebtedness outstanding, none of which was secured indebtedness, and no direct borrowings outstanding under our senior credit facility which, as amended and restated in October 2011, provides for borrowings up to $100.0 million (which amount may be increased by up to $40.0 million pursuant to the terms of the Credit Agreement, which would increase the aggregate principal amount of our senior credit facility to $140.0 million) and is secured by substantially all of our assets and the equity of our subsidiaries. The agreement governing the senior credit facility substantially limits our and our subsidiaries’ ability to: create, incur, assume or be liable for indebtedness; dispose of assets outside the ordinary course of business; acquire, merge or consolidate with or into another person or entity; create, incur or allow any lien on any of our or their respective properties; make investments; pay dividends or make distributions (each subject to certain limitations); or optionally prepay any indebtedness (subject to certain exceptions, including an exception permitting the redemption of the Company’s unsecured convertible senior notes upon the meeting of certain minimum liquidity requirements and other conditions). In addition, we have granted a security interest in connection with certain compensatory arrangements. Such secured indebtedness will effectively rank senior to the notes to the extent of the value of the assets securing such indebtedness.

Our senior credit facility may limit our ability to pay interest on the notes.

We are prohibited from making a cash interest payment on the notes if our average liquidity (calculated as the sum of borrowing availability under our senior credit facility and our and our subsidiaries’ unrestricted cash and cash equivalents on deposit in accounts subject to control agreements in favor of the lenders under our senior credit facility) for the 30-day period before, and our liquidity immediately after, such interest payment, is less than $30.0 million or if any default or event of default under the credit facility exists before, or is continuing immediately after, any such interest payment. See “Description of other indebtedness” and “Description of notes—Interest.” Any new credit facility that we may enter into may have similar restrictions. Our failure to pay interest on the notes is an event of default under the notes and would permit holders of the notes to accelerate our obligations under the notes after the applicable notice and grace periods. Such default would also cause an event of default under the credit facility.

Even if we are so permitted under the terms of our existing or future credit agreements, we may not have the ability to raise the funds necessary to settle conversions of the notes for cash or to purchase the notes upon a fundamental change.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change, subject to certain conditions, at 100% of their principal amount plus accrued and unpaid interest, if any, as described under “Description of notes—Fundamental change permits holders to require us to purchase notes.” Even if we are so permitted under the terms of our existing or future credit agreements, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of surrendered notes or cash settlement of converted notes. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law or by regulatory authority. Our failure to repurchase surrendered notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the notes and would permit holders of the notes to accelerate our obligations under the notes. Such default would also cause an event of default under our senior credit facility and may also lead to a default under the agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and repurchase the notes or make cash payments upon conversions thereof.

The notes are our obligations only and our operations are conducted through, and a substantial portion of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed for the remainder of that day and the following day only if the order price is above the then-current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and conduct a convertible arbitrage strategy.

In addition, the SEC recently approved two proposals submitted by the national securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) concerning extraordinary market volatility that may impact the ability of investors to effect a convertible arbitrage strategy. One initiative is the “Limit Up-Limit Down” plan, which requires securities exchanges, alternative trading systems, broker-dealers and other trading centers to establish policies and procedures that prevent the execution of trades or the display of bids or offers outside of specified price bands. If the bid or offer quotations for a security are at the far limit of the price band for more than 15 seconds, trading in that security will be subject to a five-minute trading pause. The Limit Up-Limit Down plan became effective, on a one-year pilot basis, on April 8, 2013.

The second initiative revised existing stock exchange and FINRA rules that establish the market-wide circuit breaker system. The market-wide circuit breaker system provides for specified market-wide halts in trading of stock for certain periods following specified market declines. The recent changes lowered the percentage-decline thresholds for triggering a market-wide trading halt and shortened the amount of time that trading is halted. Market declines under the new system are measured based on a decline in the S&P 500 Index compared to the prior day’s closing value, rather than a decline in the Dow Jones Industrial Average compared to the prior quarterly closing value. The changes to the market-wide circuit breaker system became effective, on a one-year pilot basis, on April 8, 2013. The potential restrictions on trading imposed by the Limit Up-Limit Down plan and the market-wide circuit breaker system may interfere with the ability of investors in, and potential purchasers of, the notes to effect short sales in our common stock and conduct a convertible arbitrage strategy.

The enactment of the Dodd-Frank Act on July 21, 2010 also introduced regulatory uncertainty that may impact trading activities relevant to the convertible notes. As a result of this legislation, certain interest rate swaps and credit default swaps are currently required to be cleared through regulated clearinghouses. Certain other swaps and security-based swaps are likely going to be required to be cleared through regulated clearinghouses in the future. In addition, certain swaps and security-based swaps will be required to be traded on exchanges or comparable trading facilities. Furthermore, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements. In addition, certain market participants are required to comply with public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. Public reporting requirements will also apply with respect to security-based swaps in the future. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to maintain a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. Although some of the implementing rules have been adopted and are currently effective, we cannot predict how the SEC and other regulators will ultimately implement the legislation or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes. Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, between July 2008 and September 2008, the SEC issued a series of emergency orders placing restrictions on the short sale of the common stock of certain financial services companies. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Act, could similarly adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement, the accompanying prospectus or the documents we have incorporated by reference in this prospectus supplement or the accompanying prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

Purchases or sales of our common stock in connection with the redemption of our existing convertible notes and the unwind of the related note hedge and warrant transactions may affect the value of the notes and our common stock.

We have announced that we will redeem all of our outstanding 4.375% Convertible Senior Notes due 2014 on August 29, 2013, and we have specified that we will settle any conversions of such notes prior to such redemption date by paying cash up to a cash amount equal to $1,202.89 per $1,000 principal amount of converted notes (up to $166.0 million in the aggregate) and delivering shares of our common stock in respect of the amount, if any, by which our conversion obligation exceeds such cash amount. We expect that substantially all of the holders of such existing convertible notes will convert their notes prior to the redemption date, and that certain of the holders of such existing convertible notes will unwind their hedge positions with respect to such notes. In addition, we have entered into agreements to unwind the note hedge and warrant transactions that we entered into in connection with the issuance of such notes. We expect that the counterparties to such note hedge and warrant transactions, or their affiliates, will unwind their hedge positions with respect to such transactions. The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes offered hereby will depend in part on market conditions and is difficult to predict, but any of these transactions and activities could adversely affect the value of our common stock and the notes offered hereby.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that could have the effect of diminishing our ability to make payments on the notes when due.

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion features of the notes are triggered, holders of the notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of notes—Conversion rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock, we would be required to make cash payments to satisfy all or a portion of our conversion obligation based on the applicable conversion rate, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we may, under certain circumstances, be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

Future sales of our common stock or equity-related securities in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock or equity-related securities to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes and our existing convertible notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock or equity-related securities, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Holders of the notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of the notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but, to the extent our conversion obligation includes shares of our common stock, holders of the notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the relevant conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of cash or combination settlement), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of the cash and/or shares of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding January 1, 2018, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes until January 1, 2018, and you may not be able to receive the value of the common stock, cash or a combination of cash and common stock into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. If we elect cash settlement or combination settlement, the amount of consideration that you will receive upon conversion of your notes will generally be determined by reference to the volume weighted average prices of our common stock for each trading day in a 40 trading-day observation period, in which event we will deliver the consideration due upon conversion on the third business day following the end of such observation period. As described under “Description of notes—Conversion rights—Payment upon conversion,” this period means, for notes with a conversion date occurring on or after the 45th scheduled trading day immediately preceding the maturity date, the 40 consecutive trading-day period beginning on, and including, the 42nd scheduled trading day prior to the maturity date, and in all other instances, the 40 consecutive trading-day period beginning on, and including, the second trading day immediately following the relevant conversion date. If we elect physical settlement, we will deliver the shares due upon conversion on the third business day following the relevant conversion date.

Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the amount of cash and/or number of shares you will receive.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other transaction involving us except to the extent described under “Description of notes—Fundamental change permits holders to require us to purchase notes,” “Description of notes—Conversion rights—Adjustment to conversion rate upon conversion upon a make-whole fundamental change” and “Description of notes—Consolidation, merger and sale of assets.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change, if any, may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate, if any, will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described below under “Description of notes—Conversion rights—Adjustment to conversion rate upon conversion upon a make-whole fundamental change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change, if any, may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price paid (or deemed paid) per share of our common stock in the transaction is greater than $125.00 per share or less than $15.37 per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 65.0618 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of equitable remedies.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, subject to certain conditions, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of the notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or our creditworthiness, thereby adversely affecting the holders of the notes.

The repurchase right in the notes triggered by a fundamental change could discourage a potential acquiror.

The repurchase rights in the notes triggered by a fundamental change, as described under the heading “Description of notes—Fundamental change permits holders to require us to purchase notes,” could discourage a potential acquiror, which could adversely affect the value of our common stock and the notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock; the distribution to our stockholders of certain rights or warrants, capital stock, indebtedness, or assets; subdivisions or combinations of our common stock; cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

If we elect cash settlement or combination settlement, it may have adverse consequences.

In lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of the notes, we may settle the notes tendered for conversion entirely in cash or in a combination of cash and shares of our common stock, subject to the restrictions contained in our senior credit facility described above under “Risk factors—Our senior credit facility limits our ability to pay any cash amount on the conversion or required repurchase of the notes.” This feature of the notes, as described further under “Description of notes—Conversion rights—Payment upon conversion,” may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to the market risks of our shares before receiving any shares upon conversion.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the United States federal securities laws. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of some or all of the notes may dilute the ownership interests of existing stockholders. Any sales in the public market of any or our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into shares of our common stock or a combination of cash and shares of our common stock could depress the price of our common stock.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders.

We may issue equity or equity-based securities (such as our convertible notes) in the future in connection with acquisitions or strategic transactions, to adjust our ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of our operations or for other purposes. To the extent we issue additional equity securities, the percentage ownership of our existing stockholders would be reduced.

Future sales or other issuances of our common stock could adversely affect its market price.

The sale of substantial amounts of our common stock could adversely affect its price. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline. The issuance of shares of our common stock upon conversion of our convertible notes could also adversely affect the price of our common stock.

Our stock price has been volatile and may continue to fluctuate significantly.

The market price of our common stock historically has been, and we expect will continue to be, subject to significant fluctuations. These fluctuations may be due to factors specific to us including those discussed in the risk factors in this section as well as others not currently known to us or that we currently do not believe are material, to changes in securities analysts’ earnings estimates or ratings, to our results or future financial guidance falling below our expectations and analysts’ and investors’ expectations, to factors affecting the computer, software, entertainment, media or electronics industries, or to national or international economic conditions.

Stock markets, in general, have experienced over the years, and continue to experience significant price and volume fluctuations that have affected market prices for companies such as ours and that may be unrelated or disproportionate to the operating performance of the affected companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you will not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. This increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. federal income tax considerations.” If you are a non-U.S. holder (as defined in “Material U.S. federal income tax considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments. See “Material U.S. federal income tax considerations.”

If a bankruptcy petition were filed by or against us, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the United States Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of any OID that does not constitute “unmatured interest” for purposes of the United States Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

Ratio of earnings to fixed charges

On October 25, 2010, our Board of Directors approved a change to our fiscal year end from October 31 to March 31, which was deemed effective as of March 31, 2010. The following table sets forth our ratio of earnings to fixed charges for each year in the three-year period ended March 31, 2013, the five-month period ended March 31, 2010 and each year in the two-year period ended October 31, 2009.

Fiscal year ended March 31,			Five months ended March 31,	Fiscal year ended October 31,
2013	2012	2011	2010	2009	2008
0.3	—	4.4	—	—	13.6

For the fiscal year ended March 31, 2012, the five months ended March 31, 2010 and the fiscal year ended October 31, 2009, we had earnings-to-fixed charges deficiencies of $78.4 million, $30.0 million and $139.1 million, respectively.

For the purposes of computing this ratio, “earnings” consist of income before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of interest incurred on all indebtedness and the implied interest component of our rent obligations.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $243.7 million (approximately $280.4 million if the underwriters exercise their option to purchase additional notes in full), after deducting the underwriters’ discounts and commissions and our estimated offering expenses, less any applicable reimbursement. We intend to use a portion of the net proceeds from this offering to redeem all of our outstanding 4.375% Convertible Senior Notes due 2014, or, if applicable, pay the cash portion of any settlement for notes surrendered for conversion prior to the redemption date. The remaining proceeds will be used for general corporate purposes, which may include acquisitions and other strategic investments, the refinancing of indebtedness and the purchase by the Company of the Company’s common stock pursuant to the Company’s stock repurchase program.

Price range of our common stock

Our common stock trades on The NASDAQ Global Select Market under the symbol “TTWO.” The following table sets forth, for the periods indicated, the high and low sale prices for our common stock. On June 12, 2013, the last reported sale price for our common stock was $15.37 per share.

	High	Low
Fiscal Year Ended March 31, 2014
First Quarter ended June 30, 2013 (through June 12, 2013)	$17.54	$14.08

Fiscal Year Ended March 31, 2013
First Quarter ended June 30, 2012	$15.67	$9.13
Second Quarter ended September 30, 2012	11.36	7.37
Third Quarter ended December 31, 2012	13.38	10.01
Fourth Quarter ended March 31, 2013	16.16	11.11

Fiscal Year Ended March 31, 2012
First Quarter ended June 30, 2011	$17.58	$14.26
Second Quarter ended September 30, 2011	15.77	10.63
Third Quarter ended December 31, 2011	16.27	11.78
Fourth Quarter ended March 31, 2012	16.99	13.78

The number of stockholders of record as of June 10, 2013 was approximately 73.

Dividend policy

We have never declared or paid cash dividends. We currently anticipate that all future earnings will be retained to finance the growth of our business and we do not expect to declare or pay any cash dividends in the foreseeable future. The payment of dividends in the future is within the discretion of our Board and will depend upon future earnings, capital requirements and other relevant factors. Our current Credit Agreement restricts the payment of dividends on our stock.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization:

•	as of March 31, 2013;

•

as adjusted to give effect to the issuance and sale of the notes, after deducting the underwriters’ discounts and commissions and before estimated offering expenses (assuming no exercise of the underwriters’ over-allotment option to purchase additional notes); and

•

as adjusted to give effect to the redemption of all of our outstanding 4.375% Convertible Senior Notes due 2014, in aggregate principal amount of $138.0 million plus accrued and unpaid interest to, but not including, the redemption date, on or about August 29, 2013.

You should read this table in conjunction with “Summary consolidated financial data” and our financial statements and the related notes thereto incorporated by reference into this prospectus supplement.

	March 31, 2013
	Actual	As adjusted
	(in thousands)
Cash and cash equivalents	$402,502	$507,106
Long-term debt
Senior credit facility borrowings	—	—
4.375% Convertible Senior Notes due 2014 (1)	138,000	—
1.75% Convertible Senior Notes due 2016 (1)	250,000	250,000
1.00% Convertible Senior Notes due 2018 (1)	—	250,000

Total Debt	388,000	500,000

Stockholders’ equity
Common stock, 200,000 shares authorized, $.01 par value; 93,743 shares issued and outstanding (2)(3)	937	937
Additional paid-in capital	832,460	832,460
Accumulated deficit (4)	(240,830)	(240,830)
Accumulated other comprehensive loss	(4,572)	(4,572)

Total stockholders’ equity	587,995	587,995

Total capitalization	$975,995	$1,087,995

(1)	Accounting Standards Codification ASC 470-20 specifies that issuers of convertible debt that may be wholly or partially settled in cash must separately account for the liability and equity components in a manner that will reflect the issuer’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. At March 31, 2013, the 4.375% Convertible Senior Notes due 2014 had a net carrying value of $125,181, which includes an unamortized debt discount of $12,819. At March 31, 2013, the 1.75% Convertible Senior Notes due 2016 had a net carrying value of $210,021, which includes an unamortized debt discount of $39,979. The amounts presented in the table above do not reflect the debt discount recorded on the existing convertible notes and that we will be required to recognize for the notes offered hereby. Following the issuance of the notes offered hereby, we will record a debt discount for the notes that will decrease total consolidated debt and increase additional paid in capital. The debt component will accrete up to the principal amount over the expected term of the debt.
(2)	Excludes 6,758,305 shares reserved for issuance under our stock option plans, of which 2,009,075 shares were subject to outstanding options and 1,983,361 shares granted as restricted stock units which have not vested, as of March 31, 2013.
(3)	Excludes shares that may be issuable upon conversion of the 4.375% Convertible Senior Notes due 2014, the 1.75% Convertible Senior Notes due 2016 and the notes we are offering pursuant to this prospectus supplement.
(4)	Excludes the impact of any debt extinguishment loss or gain which will be recorded upon the redemption of all of our outstanding 4.375% Convertible Senior Notes due 2014.

Description of the notes

The Company will issue the notes under a base indenture, to be dated as of June 18, 2013, between itself and The Bank of New York Mellon, as trustee (the “trustee”), as amended and/or supplemented by a supplemental indenture relating to the notes, to be dated as of June 18, 2013, between such parties (the “supplemental indenture” and such base indenture, as so amended and/or supplemented, the “indenture”). You may request copies of the base indenture and supplemental indenture from us as described under “Where you can find more information and incorporation by reference.”

This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Take-Two Interactive Software, Inc. and not to its subsidiaries.

General

The notes

•	will be general unsecured, senior obligations of the Company;

•	will initially be limited to an aggregate principal amount of $250,000,000 (or $287,500,000 if the underwriters’ over-allotment option is exercised in full);

•	will bear cash interest from June 18, 2013 at an annual rate of 1.00% payable on January 1 and July 1 of each year, beginning on January 1, 2014;

•	will not be redeemable prior to maturity;

•

will be subject to required purchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental change permits holders to require us to purchase notes”), at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to but excluding the fundamental change purchase date;

•	will mature on July 1, 2018 unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and integral multiples of $1,000; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance.”

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted initially at a conversion rate of 46.4727 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $21.52 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will deliver shares of our common stock, cash or a combination of cash and common stock, at our election, as described below under “Conversion rights—Payment upon conversion.” You will not receive any separate cash payment or additional shares for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “Fundamental change permits holders to require us to purchase notes” and “Consolidation, merger and sale of assets” below and except for the provisions set forth under “Conversion rights—Adjustment to conversion rate upon conversion upon a make-whole fundamental change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the creditworthiness of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders. Any notes purchased by us will be deemed to be no longer outstanding under the indenture.

We do not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay principal of and interest on notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay principal of any certificated notes at the office or agency designated by the Company for that purpose in New York, New York. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company, the trustee or the registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note surrendered for conversion or required repurchase upon a fundamental change.

The registered holder of a note will be treated as the owner of it for all purposes under the indenture.

Interest

The notes will bear cash interest at a rate of 1.00% per year until maturity. Interest on the notes will accrue from June 18, 2013 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on January 1 and July 1 of each year, beginning January 1, 2014. We will pay additional interest, if any, under the circumstances described under “—Events of default”.

Interest will be paid to the person in whose name a note is registered on December 15 or June 15, as the case may be (whether or not such day is a business day), immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the stated maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Our ability to pay interest is limited under certain circumstances. We are prohibited from making a cash interest payment on the notes if: (i) our average liquidity (calculated as the sum of borrowing availability under our senior credit facility and our and our subsidiaries’ unrestricted cash and cash equivalents on deposit in accounts subject to control agreements in favor of the lenders under our senior credit facility) for the 30-day period before, and our liquidity immediately after, any such interest payment is less than $30.0 million or (ii) any default or event of default under the senior credit facility exists before, or is continuing immediately after, any such interest payment.

All references to “interest” in the “Description of notes” section of this prospectus supplement are deemed to include additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the indenture, if applicable, as described under “—Events of default”.

No redemption

The notes will not be redeemable by us prior to maturity, and no sinking fund is provided for the notes.

Ranking

The notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated. The notes will effectively rank junior to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The notes will be structurally junior to all existing and future indebtedness incurred by our subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured debt will be available to pay obligations on the notes only if and to the extent that all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of March 31, 2013, we had $388.0 million of indebtedness outstanding, none of which was secured indebtedness, and no direct borrowings outstanding under our senior credit facility which, as amended and restated in October 2011, provides for borrowings up to $100.0 million (which amount may be increased by up to $40.0 million pursuant to the terms of the Credit Agreement (as defined below), which would increase the aggregate principal amount of our senior credit facility to $140.0 million) and is secured by substantially all of our assets and the equity of our subsidiaries. The agreement governing the senior credit facility substantially limits our and our subsidiaries’ ability to: create, incur, assume or be liable for indebtedness; dispose of assets outside the ordinary course of business; acquire, merge or consolidate with or into another person or entity; create, incur or allow any lien on any of our or their respective properties; make investments; pay dividends or make distributions (in each case, subject to certain limitations); or optionally prepay any indebtedness (subject to certain exceptions, including an exception permitting the redemption of the Company’s unsecured convertible senior notes (including our 4.375% Convertible Senior Notes due 2014, 1.75% Convertible Senior Notes due 2016 and the notes offered hereby) upon the meeting of certain minimum liquidity requirements and other conditions). In addition, we have granted a security interest in connection with certain compensatory arrangements. Such secured indebtedness will effectively rank senior to the notes to the extent of the value of the assets securing such indebtedness. The notes will be pari passu to our outstanding 4.375% Convertible Senior Notes due 2014 and our outstanding 1.75% Convertible Senior Notes due 2016. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom and the redemption of all of our outstanding 4.375% Convertible Senior Notes due 2014, our total consolidated indebtedness as of March 31, 2013 would have been $500.0 million.

The indenture governing the notes will not limit the amount of debt that we or our subsidiaries may incur.

Conversion rights

General

Prior to the close of business on the business day immediately preceding January 1, 2018, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition” and “—Conversion upon specified corporate transactions.” On and after January 1, 2018, holders may convert their notes at the applicable conversion rate at any time prior to the close of business on the business day immediately preceding the maturity date. The conversion rate will initially be 46.4727 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $21.52 per share of common stock). The conversion price in effect at any time will be equal to $1,000 divided by the conversion rate in effect at such time. Upon conversion of a note, we will deliver shares of our common stock, cash or a combination of cash and shares of our common stock, at our election, as described under “—Payment upon conversion” below.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its repurchase election.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. Our delivery to you of the consideration due upon conversion as described herein will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the conversion date, except as described below.

As a result, any such accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, any such accrued and unpaid interest will be deemed to be paid first out of any cash paid upon such conversion.

Notwithstanding the foregoing, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on the record date immediately preceding the maturity date will receive the full interest payment due on the maturity date regardless of whether their notes have been converted following such record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding January 1, 2018, a holder may surrender its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after September 30, 2013 if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded.

If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Except for purposes of determining amounts due upon conversion, “trading day” means a day on which (i) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a “business day.”

Conversion upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding January 1, 2018, a holder of notes may surrender its notes for conversion during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If (x) we are not acting as bid solicitation agent, and we do not so instruct the bid solicitation agent to obtain bids when required or we give such instruction to the bid solicitation agent and the bid solicitation agent fails to obtain bids or (y) we are acting as bid solicitation agent and we do not obtain bids when required, in each case, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each day of such failure. We will initially act as the bid solicitation agent.

The bid solicitation agent shall have no obligation to determine the trading price of the notes (if we are not acting as bid solicitation agent) unless we have requested such determination; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price of the notes) unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes (or, if we are acting as bid solicitation agent, we shall determine the trading price of the notes) beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. If the trading price condition has been met, we will so notify the holders. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders.

Conversion upon specified corporate transactions

Certain distributions

If, prior to January 1, 2018, we elect to:

•

issue to all or substantially all holders of our common stock certain rights or warrants entitling them for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors (or an authorized committee thereof), exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, we must notify the holders of the notes at least 45 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

Certain corporate events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental change permits holders to require us to purchase notes”) or a “make-whole fundamental change” (as defined under “—Adjustment to conversion rate upon conversion upon a make-whole fundamental change”) occurs prior to January 1, 2018, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental change permits holders to require us to purchase notes,” or if we are a party to a consolidation, merger, binding share exchange, or sale, conveyance, transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the date which is 45 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction as described in clause (ii) of the following sentence) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change purchase date (as defined below). We will notify holders and the trustee (i) as promptly as practicable following the date we or a third party publicly announces such anticipated transaction but in no event less than 45 scheduled trading days prior to the anticipated effective date of such transaction or (ii) if we do not have knowledge of such transaction at least 45 scheduled trading days prior to the anticipated effective date of such transaction, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Conversions on or after January 1, 2018

On or after January 1, 2018, a holder may convert any of its notes at any time prior to the close of business on the business day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with the relevant procedures described above is the conversion date under the indenture.

If a holder has already delivered a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment upon conversion

General

Upon conversion, we will deliver to holders, at our election and in full satisfaction of our conversion obligation:

•	shares of our common stock, together with cash in lieu of fractional shares as described below, which we refer to as “physical settlement”;

•	a cash payment without any delivery of shares of our common stock, which we refer to as “cash settlement”; or

•	a combination of cash and shares of our common stock, together with cash in lieu of fractional shares as described below, which we refer to as “combination settlement”.

We refer to each of physical settlement, cash settlement or combination settlement as the “settlement method.”

Prior to the close of business on the 45th scheduled trading day immediately preceding the maturity date, we will use the same settlement method for all conversions occurring on the same conversion date. However, prior to the 45th scheduled trading day immediately preceding the maturity date, we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose on one conversion date to settle conversions using physical settlement, and choose on another conversion date cash settlement or combination settlement.

For conversions prior to the 45th scheduled trading day immediately preceding the maturity date, we will notify you of the relevant settlement method and, if, we elect combination settlement, the maximum dollar amount of the conversion obligation per $1,000 principal amount of notes (the “cash amount”) that will be settled in cash by the close of business on the trading day following the conversion date. We will specify the settlement method (and, if applicable, the related cash amount) that will be applicable to all conversions that occur on or after the 45th scheduled trading day immediately preceding the maturity date by notice to all holders prior to such 45th scheduled trading day. Any such notice of a settlement method may not be revoked. Our senior credit facility limits our ability to optionally prepay any indebtedness (subject to certain exceptions, including an exception permitting the redemption of the Company’s unsecured convertible senior notes upon the meeting of certain minimum liquidity requirements and other conditions).

If we do not timely specify a settlement method as described above, then physical settlement will apply.

Each conversion of notes will be deemed to have been effected on the relevant conversion date, and with respect to any shares of common stock that are issuable upon such conversion:

•

if physical settlement applies, the person in whose name the certificate or certificates for such shares will be registered will become the holder of record of such shares as of the close of business on the conversion date; and

•

if combination settlement applies, the person in whose name the certificate or certificates for such shares will be registered will become the holder of record of such shares as of the close of business on the last trading day of the related observation period.

Physical Settlement

If physical settlement applies to any notes surrendered for conversion, we will deliver, for each $1,000 principal amount of notes, a number of shares of our common stock equal to the conversion rate in effect on the relevant conversion date, together with cash in lieu of fractional shares as described below, on the third business day following the conversion date.

Cash Settlement

If cash settlement applies to any notes surrendered for conversion, we will deliver, for each $1,000 principal amount of notes, a cash payment equal to the sum of the daily conversion values for each trading day during the relevant observation period. Except as described under “—Adjustment to conversion rate upon conversion upon a make-whole fundamental change,” we will make such payment on the third business day following the last day of the applicable observation period.

Combination Settlement

If combination settlement applies to any notes surrendered for conversion, we will deliver, for each $1,000 principal amount of notes, the sum of the daily settlement amounts for each trading day during the relevant observation period. The “daily settlement amount” for each of the 40 consecutive trading days during the observation period will be:

•

cash in an amount equal to the lesser of (i) 2.5% of the cash amount specified by us in the notice regarding our chosen settlement method (the “daily cash amount”) and (ii) the daily conversion value on such day; and

•

if the daily conversion value on such day exceeds the daily cash amount, a number of shares of our common stock equal to (i) the difference between such daily conversion value and the daily cash amount divided by (ii) the daily VWAP on such trading day.

Except as described under “—Adjustment to conversion rate upon conversion upon a makewhole fundamental change,” we will deliver such cash and shares of our common stock on the third business day following the last day of the applicable observation period.

Fractional Shares

We will deliver cash in lieu of any fractional share of common stock issuable in connection with the delivery of any shares as described above. If physical settlement applies, the amount of cash will be based on the last reported sale price of our common stock on the relevant conversion date. If combination settlement applies, the amount of cash will be based on the daily VWAP on the last day of the applicable observation period.

Definitions

As used herein:

“Daily conversion value” means, for each of the 40 consecutive trading days during the observation period, 2.5% of the product of (1) the conversion rate on such day and (2) the daily VWAP of our common stock on such day.

“Daily VWAP” means, for each of the 40 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TTWO.UQ <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“Observation period” with respect to any note surrendered for conversion means:

•

if the relevant conversion date occurs prior to the 45th scheduled trading day immediately preceding the maturity date, the 40 consecutive trading day period beginning on and including the second trading day after the related conversion date; and

•

if the relevant conversion date occurs on or after the 45th scheduled trading day prior to the maturity date, the 40 consecutive trading days beginning on and including the 42nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or traded, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day. If our common stock is not listed or admitted for trading on any United States national or regional securities exchange or other market, “scheduled trading day” means a business day.

“Market disruption event” means (i) a failure by The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any of the adjustments to the conversion rate referred to in clauses (1) (but only with respect to a dividend or distribution), (2), (3) or (4) below if holders of the notes have the right to participate, at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held the full number of shares of common stock underlying their notes.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0	×	OS1
OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution or dividend, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors (or an authorized committee thereof) determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula:

CR1 = CR0	×	OS1 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X= the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

Any adjustment made under this clause (2) will be made successively whenever any such rights or warrants are issued. To the extent that shares of our common stock are not delivered after the expiration of such rights or warrants, the conversion rate shall be decreased, effective as of the date of such expiration, to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights or warrants are not so issued, the conversion rate shall be decreased, effective as of the scheduled issuance date, to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For purposes of this clause (2) and for the purpose of the first bullet point under “—Conversion upon specified corporate transactions—Certain distributions,” in determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors (or an authorized committee thereof).

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding

•	dividends or distributions and rights or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash (as set forth below in clause (4));and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0	×	SP0
SP0 – FMV

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors or an authorized committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

If our board of directors (or an authorized committee thereof) determines the “FMV” (as defined above) of any distribution for purposes of this clause (3) by reference to the actual or whenissued trading market for any securities, it will in doing so consider the prices in such market over the same period used in computing the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

If any such distribution is not so paid or made, the conversion rate shall be decreased, effective as of the date our board of directors (or an authorized committee thereof) determines not to pay or make such distribution, to be the conversion rate that would then be in effect if such distribution had not been declared.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, in each case that are or, when issued, will be listed on a national securities exchange (a “spin-off”) the conversion rate will be increased based on the following formula:

CR1 = CR0	×	FMVO + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock (determined for purposes of the definition of “last reported sale price” as if such capital stock or similar equity interest were our common stock) applicable to one share of our common stock over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 = the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will be determined on the last day of the valuation period but will be given retroactive effect as of the open of business on the ex-dividend date for the spin-off; provided that in respect of any conversion during the valuation period, references in the portion of this clause (3) relating to spin-offs to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the conversion date in determining the applicable conversion rate. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the observation period in respect of any conversion, references in the portion of this clause (3) related to spin-offs to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, the last trading day of such observation period.

If any such distribution is not so paid or made, the conversion rate shall be decreased, effective as of the date our board of directors (or an authorized committee thereof) determines not to pay or make such distribution, to be the conversion rate that would then be in effect if such distribution had not been declared.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0	×	SP0
SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution. Such adjustment shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors (or an authorized committee thereof) determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, and the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0	×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the date such tender or exchange offer expires;

CR1 = the conversion rate in effect immediately after the open of business on the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors or an authorized committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the trading day next succeeding the date such tender or exchange offer expires;

OS1 = the number of shares of our common stock outstanding immediately after the open of business on the trading day next succeeding the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);and

SP1 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will be determined at the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires but will be given retroactive effect as of the open of business on the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate. If the trading day immediately following the date the tender or exchange offer expires is less than 10 trading days prior to, and including, the end of the observation period in respect of any conversion, references in this clause (5) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day immediately following the date such tender or exchange offer expires to, and including, the last trading day of such observation period.

Events that will not result in adjustments; other adjustment provisions

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than (x) as a result of a reverse share split or share combination or (y) a decrease in the conversion rate that reverses an earlier increase in the conversion rate, in whole or in part, due to the transaction or event that led to such increase not being completed, to the extent expressly specified in clause (1) to (5) above).

To the extent permitted by applicable law and the rules of The NASDAQ Global Select Market and any other securities exchange on which our securities are then listed (i) we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors (or an authorized committee thereof) determines that such increase would be in our best interest, and (ii) we may (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A beneficial owner may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment or the nonoccurrence of an adjustment to the conversion rate, see “Certain U.S. federal income tax considerations.”

We do not currently have a rights plan. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change solely in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate that we elect not to make and take them into account upon (1) each of the 40 consecutive trading days of any observation period with respect to a conversion of the notes (or, in the case of physical settlement, any conversion date), (2) the occurrence of a fundamental change (as described under “—Fundamental change permits holders to require us to purchase notes”), (3) maturity and (4) such time as all adjustments that have not been made prior thereto would have the effect of adjusting the conversion rate by at least 1%.

Notwithstanding the conversion rate adjustment provisions above, if any conversion rate adjustment becomes effective, or any ex-dividend date, effective date or expiration date relating to a required conversion rate adjustment occurs, during the period beginning on the earlier of (i) a conversion date, or (ii) the first trading day of the corresponding observation period, and ending on the date that the consideration due upon conversion is delivered (or, in the case of physical settlement, during the period beginning on a conversion date and ending on the date the shares due upon conversion are delivered), the board of directors of the Company (or an authorized committee thereof) will make adjustments to the conversion rate or the amount of cash or number of shares of common stock issuable upon conversion of the notes, as may be necessary or appropriate to effect the intent of the foregoing conversion rate adjustments to avoid unjust or inequitable results, as determined in good faith by the board of directors of the Company (or an authorized committee thereof). Any adjustment made pursuant to this paragraph will apply in lieu of the adjustment or other term that would otherwise be applicable. In addition, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes would become the record holder of shares of our common stock as of the related conversion date as described under “—Payment upon conversion—General” above based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the conversion rate adjustment provisions above, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be deemed to be the record owner of shares on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be delivered upon conversion of the notes, as set forth under “—Payment upon conversion” above, and (ii) (x) the amount otherwise payable in cash upon conversion of the notes as set forth under “—Payment upon conversion” above will continue to be payable in cash, (y) the number of shares of our common stock otherwise deliverable upon conversion of the notes as set forth under “—Payment upon conversion” above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of such weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of prices

Whenever any provision of the indenture requires us to calculate last reported sale prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period from which such prices or daily VWAPs are to be calculated.

Adjustment to conversion rate upon conversion upon a make-whole fundamental change

If a “fundamental change” (as defined below and determined after giving effect to any exceptions or exclusions to such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will deliver shares of our common stock, cash or a combination of cash and shares of common stock as described under “—Conversion rights—Payment upon conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the applicable conversion rate (including any adjustment as described in this section) multiplied by such stock price. In such event, the conversion obligation will be determined as of the conversion date and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the number of additional shares to be added to the conversion rate for each stock price and effective date set forth below:

	Stock price
Effective date	$15.37	$17.50	$20.00	$22.50	$25.00	$30.00	$40.00	$50.00	$75.00	$100.00	$125.00
June 18, 2013	18.5891	14.5964	10.9066	8.3298	6.4798	4.1019	1.8772	0.9665	0.2312	0.0497	0.0008
July 1, 2014	18.5891	14.6186	10.7041	8.0053	6.0965	3.7015	1.5714	0.7609	0.1606	0.0265	0.0000
July 1, 2015	18.5891	14.3395	10.1935	7.3873	5.4467	3.1003	1.1729	0.5204	0.0941	0.0088	0.0000
July 1, 2016	18.5891	13.5688	9.1804	6.3002	4.3860	2.2229	0.6907	0.2737	0.0445	0.0003	0.0000
July 1, 2017	18.5891	12.2407	7.4682	4.5263	2.7440	1.0425	0.2213	0.0897	0.0168	0.0000	0.0000
July 1, 2018	18.5891	10.6702	3.5273	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares to be added to the conversion rate will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates based on a 365-day year, as applicable.

•

If the stock price is greater than $125.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $15.37 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 65.0618 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to purchase notes

If a “fundamental change” (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly-owned subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity; or

(2) consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly-owned subsidiaries; provided, however, that a transaction where the holders of all classes of our common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change; or

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock, American Depositary Receipts or American Depositary Shares underlying the notes) ceases to be listed or quoted on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A fundamental change as a result of clause (1) or (2) above will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock, American Depositary Receipts or American Depositary Shares traded on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or which will be so traded or quoted when issued or exchanged in connection with a fundamental change and as a result of this transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion rights—Payment upon conversion”).

On or before the 10th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and, if applicable, any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice, which must be $1,000 or an integral multiple thereof.

We will be required to purchase the notes on the fundamental change purchase date. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not bookentry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•

all other rights of the holder will terminate (other than (x) the right to receive the fundamental change purchase price and (y) if the fundamental change purchase date falls after the record date for a payment of interest and on or prior to the related interest payment date, the right of holders on such record date to receive such payment of interest).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this “—Fundamental change permits holders to require us to purchase notes” to be exercised at the time and in the manner specified in the indenture.

No notes may be purchased by us on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the event of an acceleration resulting from a default by us in the payment of the fundamental change purchase price with respect to such notes).

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. See “Risks related to an investment in the notes and our common stock—The repurchase right in the notes triggered by a fundamental change could discourage a potential acquiror” and “Risks related to an investment in the notes and our common stock—Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.”

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, lease or other transfer of less than all of our consolidated assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash is limited by our senior credit facility and may also be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to an investment in the notes and our common stock—We may not have the ability to raise the funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change, and our senior credit facility contains, and our future debt may contain, limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets

The “Description of Debt Securities—Mergers and Other Transactions” section of the accompanying prospectus will not apply to the notes.

The indenture provides that the Company shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not the Company) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes and the indenture; (ii) if as a result of such transaction the notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of the Company or such successor under the notes and the indenture; and (iii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture and, except in the case of any such lease, the Company will be discharged from its obligations under the indenture and the notes.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of default

The “Description of Debt Securities—Events of Default and Remedies” section of the accompanying prospectus will not apply to the notes.

Each of the following is an event of default:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon any required repurchase, upon declaration or otherwise;

(3) failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such conversion default is not cured or such conversion is not rescinded within five days;

(4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion upon specified corporate transactions,” in each case when due;

(5) failure by the Company to comply with its obligations under “Consolidation, merger and sale of assets;”

(6) failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture;

(7) default by the Company or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $10 million in the aggregate of the Company and/or any significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable (unless rescinded) or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(8) certain events of bankruptcy, insolvency, or reorganization of the Company or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X; or

(9) a final judgment for the payment of $50 million or more (excluding any amounts covered by insurance) rendered against the Company or any significant subsidiary, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we so elect, the sole remedy during the 60-day period described below for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the 60-day period beginning on, and including, the occurrence of such an event of default during which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 61st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 61st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with the immediately preceding paragraph or we make such election but do not pay the additional interest when due, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 60 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the second preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election prior to the beginning of such 60-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and may rescind any acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change purchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

The indenture provides that if a default occurs and is continuing and is actually known to a responsible officer of the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Payments of the fundamental change purchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and amendment

“The Description of Debt Securities—Modification of the Indenture or Other Indentures” section of the accompanying prospectus will not apply to the notes.

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money other than that stated in the note;

(7) change the ranking of the notes if such change would adversely affect the rights of holders;

(8) impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, the Company and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the notes;

(2) provide for the assumption by a successor corporation of the obligations of the Company under the indenture;

(3) increase the conversion rate of the notes;

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(7) make any change that does not adversely affect the rights of any holder;

(8) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(9) in connection with any transaction described under “—Recapitalizations, reclassifications and changes of our common stock” above, provide that the notes are convertible into reference property, subject to the provisions described under “—Payment upon conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture; or

(10) conform the provisions of the indenture to the “Description of Debt Securities” section of the accompanying prospectus, as amended and/or supplemented by the “Description of notes” section in the preliminary prospectus supplement as further supplemented by the related pricing term sheet.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any fundamental change purchase date, or upon conversion or otherwise, cash and/or (in the case of conversion) shares of common stock sufficient to pay all of the outstanding notes or satisfy outstanding conversions, as the case may be, and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, daily VWAPs, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Trustee

The Bank of New York Mellon is the trustee, registrar, paying agent and conversion agent. The Bank of New York Mellon, in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The supplemental indenture provides that it and the notes, and any dispute, case or controversy arising thereunder or relating thereto, will be governed by, and construed in accordance with, the laws of the State of New York.

Book entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered (i) to each person that DTC identifies as a beneficial owner of the related notes only if (x) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days; or (y) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or (ii) to each beneficial owner that requests that its notes be issued in physical, certificated form if an event of default with respect to the notes has occurred and is continuing.

Material U.S. federal income tax considerations

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the ownership and disposition of the notes and of the ownership and disposition of common stock received upon a conversion of the notes, and does not purport to be a complete analysis of all potential tax effects. This discussion only applies to initial beneficial owners of notes who purchase notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money. This discussion assumes that each beneficial owner holds the notes and common stock received upon a conversion of the notes as a capital asset.

This discussion does not describe all of the tax consequences that may be relevant to beneficial owners in light of their particular circumstances or to beneficial owners subject to special rules, such as:

•	certain financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities;

•	persons holding notes or common stock as part of an integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons that own, or are deemed to beneficially own, more than 5% of the notes or more than 5% of our common stock; or

•	persons subject to the alternative minimum tax.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding notes should consult their tax advisors.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof and changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

We have not sought, nor will we seek, any rulings from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the ownership or disposition of the notes or common stock or that any such position would not be sustained.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

U.S. Holders

As used herein, “U.S. Holder” means a beneficial owner of a note or common stock into which it is converted who or that is for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, the trust has elected to continue to be treated as a U.S. person.

Interest and OID

Stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Because the notes were issued with more than a de minimis amount of OID, a U.S. Holder will be required to accrue the entire amount of OID in income over the life of the notes as described below.

OID is the excess of: (1) a note’s stated redemption price at maturity over (2) its issue price. The stated redemption price at maturity of a note is the sum of all payments to be made on the note other than the “qualified stated interest.” “Qualified stated interest” is stated interest unconditionally payable as a series of payments at least annually during the entire term of the note and equal to the outstanding principal balance of the note multiplied by a single fixed rate of interest or, subject to certain conditions, based on one or more indices. The stated interest payments on the notes will constitute qualified stated interest.

As described above, a U.S. Holder will be required to include the stated interest payments on the notes in income in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. A U.S Holder will be required to include OID on the notes in income for U.S. federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of such holder’s regular method of accounting for U.S. federal income tax purposes, before the receipt of cash payments attributable to this income. Under this method, U.S. Holders of notes will be required to include in income increasingly greater amounts of OID in successive accrual periods. The amount of OID includible in income by a U.S. Holder of a note for a taxable year will be the sum of the daily portions of OID with respect to such note for each day during the taxable year on which the U.S. Holder holds the note. The daily portion is determined by allocating to each day in an “accrual period” a pro rata portion of the OID allocable to the accrual period. The “accrual period” of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The OID allocable to any accrual period will equal the product of the “adjusted issue price” of the note as of the beginning of such accrual period and the note’s yield to maturity (determined on the basis of a compounding at the close of each accrual period and properly adjusted for the length of the accrual period), less qualified stated interest allocable to the accrual period. The “adjusted issue price” of a note is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any payments made on such note on or before the first day of the accrual period, other than payments of qualified stated interest. A U.S. Holder will not recognize any additional income upon the receipt of any cash attributable to OID on the notes. Information returns must be provided stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

Sale, exchange or redemption of the notes

Upon the sale, exchange or redemption of a note (other than a conversion), a U.S. Holder will generally recognize gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest, which is taxable as ordinary income if not previously included in income) and (2) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefor, increased by, if applicable, any OID previously included in income by such U.S. Holder with respect to a note. Such recognized gain or loss generally will be capital gain or loss, and any gain or loss recognized by a U.S. Holder will be long-term capital gain or loss if the notes were held for more than one year. Long-term capital gain of a non-corporate U.S. Holder is eligible for a reduced rate of tax. A U.S. Holder’s ability to deduct capital losses is limited.

Conversion of notes for cash

A conversion of a note in exchange solely for cash will be treated as a taxable sale or exchange of the note, as described above under “—Sale, exchange or redemption of the notes.”

Conversion of the notes for common stock

If we elect to satisfy our conversion obligation entirely in shares of our common stock, a U.S. Holder’s conversion of a note will not be a taxable event, except that the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the portion of the U.S. Holder’s adjusted tax basis in the note that is allocable to the fractional share) and except that the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest to the extent not already included in income (as described above). A U.S. Holder’s tax basis in the common stock received (other than common stock received with respect to accrued interest) will be the same as the U.S. Holder’s basis in the note at the time of conversion, reduced by any basis allocated to a fractional share. The U.S. Holder’s holding period for the common stock received (other than common stock received with respect to accrued interest) will include the U.S. Holder’s holding period for the note converted. A U.S. Holder’s tax basis in any common stock received with respect to accrued interest will equal the fair market value of the stock received, and the holding period for such common stock will begin on the day following the date of receipt.

Conversion of the notes for cash and common stock

If a U.S. Holder receives a combination of common stock and cash (other than cash received in lieu of a fractional share) upon conversion of a note, the treatment of the U.S. Holder will depend on whether the notes are treated as “securities” for U.S. federal income tax purposes. It is unclear whether the notes qualify as “securities,” and U.S. Holders are encouraged to consult their own tax advisors regarding that determination. If the notes are treated as “securities,” a U.S. Holder generally will not recognize loss, but will recognize gain, if any, on a note so converted, in an amount equal to the lesser of (i) the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be taxable as interest income, and cash in lieu of a fractional share) minus the U.S. Holder’s adjusted tax basis in the notes converted (excluding the portion of the tax basis that is allocable to any fractional share) and (ii) the amount of cash received (other than cash attributable to accrued interest or cash received in lieu of a fractional share). Such gain generally will be capital gain and will be long-term capital gain if the note has been held for more than one year at the time of the conversion. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share is equal to the difference between the amount of cash a U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s tax basis in the note that is allocable to the fractional share.

The U.S. Holder’s aggregate tax basis in the common stock received (other than stock received with respect to accrued interest) will equal its adjusted tax basis in the note converted (excluding tax basis allocable to any fractional share), increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of cash received (other than cash received in respect of accrued interest or a fractional share). The U.S. Holder’s holding period for shares of common stock (other than common stock received with respect to accrued interest) will include the period during which it held such note. A U.S. Holder’s tax basis in any common stock received with respect to accrued interest will equal the fair market value of the stock received, and the holding period for such common stock will begin on the day following the date of receipt.

If the notes are not treated as securities, the treatment of a conversion in which a U.S. Holder receives a combination of common stock and cash is unclear. The transaction might be viewed as consisting of a nontaxable exchange of a portion of each note for common stock (other than common stock attributable to accrued interest) and a taxable exchange of the remaining portion of each note for cash. Alternatively, the transaction might be viewed as a fully taxable exchange of the entire note for a combination of cash and common stock. U.S. Holders should consult their own advisors concerning the tax treatment to them if the notes are converted for a combination of our common stock and cash.

Constructive distributions

U.S. Holders of the notes may, in certain circumstances, be deemed to have received constructive distributions where the conversion rate of the notes is adjusted. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the beneficial owners of the debt instruments will generally not be considered to result in a constructive distribution of stock. However, certain of the possible adjustments provided for in the notes, including, without limitation, adjustments in respect of cash distributions to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. Holders of notes will be deemed to have received constructive distributions in amounts based on the value of their increased interests in our equity resulting from such adjustments, which will be taxable in the same manner as an actual distribution as described below under “—Distributions on common stock.” The amount of any such distribution will be treated as a distribution to a stockholder with the tax consequences described below in “Distributions on Common Stock,” except that it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate U.S. Holders or the dividends received deductions. In certain circumstances the failure of the notes to provide for such an adjustment may result in a deemed distribution to the U.S. Holders of the notes, if, as a result of such failure, the proportionate interest of such beneficial owners in the assets or earnings of the Company is increased. In addition, an increase in the conversion rate for notes converted in connection with a make-whole fundamental change or redemption may be treated as a taxable distribution.

Contingent payments

In certain circumstances, we may be obligated to pay U.S. Holders amounts in excess of the stated interest and principal payable on the notes, which may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” We believe there is only a remote possibility that we will be obligated to make any such contingent payments on the notes and therefore intend to take the position that the notes are not contingent payment debt instruments. Assuming such position is respected, a U.S. Holder would be required to include the amount of any such payments in income as ordinary interest income at the time such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments because of such payments, U.S. Holders would, among other things, be required to accrue interest income (on a compounded basis) at a higher rate than the stated interest rate and any OID on the notes and to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain. Prospective purchasers of notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Distributions on common stock

Distributions, if any, paid or deemed paid on our common stock (or deemed distributions on the notes as described above under “—Constructive distributions”) generally will be treated as dividends to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Subject to certain limitations, dividends paid or deemed paid to non-corporate U.S. Holders are taxed at the rates applicable to long-term capital gains and dividends paid to corporate U.S. Holders qualify for the dividends received deduction. Distributions that exceed our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. Holder’s tax basis in the shares of common stock and, thereafter as capital gain from the sale or exchange of such stock.

Sale or exchange of common stock

Upon the sale or exchange of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the cash and the fair market value of any property received on the sale or exchange and (2) such U.S. Holder’s tax basis in the common stock. The U.S. Holder’s tax basis in the common stock received upon conversion will be determined in the manner described above under “—Conversion of the notes for common stock” or “—Conversion of the notes for cash and common stock,” as applicable. Any capital gain or loss recognized by a U.S. Holder will be long-term capital gain or loss if the common stock was held for more than one year. Long-term capital gain of a non-corporate U.S. Holder is eligible for a reduced rate of tax. A U.S. Holder’s ability to deduct capital losses is limited.

Information reporting and backup withholding

Information returns may be filed with the IRS in connection with payments and accruals of OID on the notes, dividends on our common stock and the proceeds from a sale or other disposition of the notes or our common stock. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

The following are the U.S. federal income tax consequences relevant to a Non-U.S. Holder. For these purposes, a “Non-U.S. Holder” is a beneficial owner of a note or common stock into which it is converted that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note or common stock.

Interest and OID

Subject to the discussion of backup withholding below, interest (including any accrued OID) paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that:

•

such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote (treating, for such purpose, notes held by a Non-U.S. Holder as having been converted into our common stock);

•	such holder is not a controlled foreign corporation that is related to us directly or constructively through stock ownership;

•	such holder is not a bank receiving interest on a loan entered into in the ordinary course of its trade or business;

•	such interest (including OID) is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	such Non-U.S. Holder provides appropriate documentation (generally an IRS Form W-8BEN) establishing that the Non-U.S. Holder is not a U.S. person.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of interest (including OID) on the notes.

If interest (including OID) on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, subject to the provisions of an applicable income tax treaty, such interest will be subject to U.S. federal income tax on a net-income basis at the rate applicable to U.S. persons generally (and, with respect to corporate Non-U.S. Holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate). If interest (including OID) is subject to U.S. federal income tax on a net-income basis in accordance with these rules, such payments will not be subject to U.S. withholding so long as the Non-U.S. Holder provides the appropriate documentation (generally an IRS Form W-8ECI).

Sale, exchange or other disposition of the notes or shares of common stock

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a note or shares of our common stock generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, subject to an applicable income tax treaty providing otherwise; or

•

we are or have been a U.S. real property holding corporation as defined below, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Except to the extent that an applicable income tax treaty provides otherwise, a Non-U.S. Holder whose gain with respect to a note or common stock is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder will be subject to U.S. federal income tax on a net-income basis at the rate applicable to U.S. persons generally (and, with respect to corporate Non-U.S. Holders, may also be subject to a branch profits tax at 30% or a reduced treaty rate).

Conversion of the notes

A Non-U.S. Holder’s conversion of a note into common stock generally will not be a taxable event, except to the extent it receives common stock attributable to accrued interest, which will be treated as described above under “—Non-U.S. Holders—Interest and OID.” However, to the extent that a Non-U.S. Holder receives cash in lieu of a fractional share upon conversion or cash in exchange for all or a portion of the notes, any gain attributable to the receipt of cash would be subject to the rules described above regarding the sale or exchange of notes or shares of common stock. Any cash received with respect to accrued interest will be treated as such and taxable as described above under “—Non-U.S. Holders—Interest and OID.”

Dividends

Dividends (including deemed dividends on the notes described above under “—U.S. Holders—Constructive distributions”) paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In the case of a deemed dividend, because such deemed dividends will not give rise to any cash from which any applicable withholding tax can be satisfied, the amount of such withholding tax could be taken from subsequent cash payments of interest or from cash or shares of our common stock otherwise deliverable to a Non-U.S. Holder upon conversion, redemption or repurchase of a note. In order to obtain a reduced rate of withholding, the Non-U.S. Holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to U.S. income tax on a net-income basis as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Information reporting and backup withholding

Information returns will be filed with the IRS in connection with interest (including OID) and dividend payments on the notes and dividend payments on the common stock. Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition and the Non-U.S. Holder may be subject to backup withholding on payments on the notes or common stock or on the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Withholding on Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. A 30% withholding tax (“FATCA Withholding”) is imposed on payments of U.S. source dividends and interest made after December 31, 2013, and the gross proceeds from the sale or other disposition of common stock or debt after December 31, 2016, paid to a foreign financial institution, unless the foreign financial institution undertakes certain diligence and reporting obligations as specified in the applicable Treasury Regulations or an applicable intergovernmental agreement, and to a non-financial foreign entity, unless the non-financial foreign entity either certifies that it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner and such information is provided to the Secretary of the Treasury.

FATCA Withholding will generally not apply to obligations that are issued prior to January 1, 2014 (and are not materially modified after December 31, 2013); therefore, the notes should not be subject to FATCA withholding. This grandfathering rule will not apply to any common stock received on the conversion of the notes. You are urged to consult your own tax advisors regarding FATCA and the final Treasury Regulations as they apply to the notes.

Description of capital stock

Our authorized capital stock as stated in our Restated Certificate of Incorporation consists of 200,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. The following summary of our common stock and preferred stock is not complete and may not contain all of the information you should consider. This description is subject to and qualified in its entirety by provisions of our Restated Certificate of Incorporation and Amended and Restated By-laws, which are incorporated by reference into this prospectus supplement, and by applicable provisions of Delaware law.

Common stock

As of June 10, 2013 there were approximately 92,168,399 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held in the election of directors and on all matters submitted to a vote of stockholders and do not have cumulative voting rights. However, the voting standard for the election of directors is a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard is a plurality of the votes cast. Holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably the dividends, if any, as may be declared by our Board out of funds legally available therefor. If we are liquidated, dissolved or wound-up, holders of common stock are entitled to receive ratably our net assets available for distribution after the payment of, or adequate provision for, all of our debts and other liabilities, subject to prior and superior rights of the holders of preferred stock.

Preferred stock

Our Board, without further stockholder authorization, is authorized to issue, from time to time, up to 5,000,000 shares of preferred stock in one or more series, to establish the number of shares to be included in any of these series and to fix the designations, powers, preferences and rights of the shares of each of these series and any qualifications, limitations or restrictions thereof, including dividend rights and preferences over dividends on our common stock, conversion rights, voting rights, redemption rights, the terms of any sinking fund therefor and rights upon liquidation. The ability of the Board to issue preferred stock, while providing flexibility in connection with financing, acquisitions and other corporate purposes, could have the effect of discouraging, deferring or preventing a change in control or an unsolicited acquisition proposal, since the issuance of preferred stock could be used to dilute the share ownership of a person or entity seeking to obtain control of us. In addition, because the Board has the power to establish the preferences, powers and rights of the shares of any of these series of preferred stock, it may afford the holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock, which could adversely affect the rights of holders of common stock.

There are currently no shares of preferred stock outstanding.

Description of other indebtedness

Senior credit facility

On October 17, 2011, we amended our credit agreement by entering into a Second Amended and Restated Credit Agreement (the “Credit Agreement”). The Credit Agreement provides for borrowings of up to $100 million, which may be increased by up to $40 million pursuant to the terms of the Credit Agreement, which would increase the aggregate principal amount of our senior credit facility to $140.0 million and is secured by substantially all of our assets and the equity of our subsidiaries. The Credit Agreement expires on October 17, 2016. Revolving loans under the Credit Agreement bear interest at our election of (a) 1.50% to 2.00% above a certain base rate, or (b) 2.50% to 3.00% above the LIBOR Rate, with the margin rate subject to the achievement of certain average liquidity levels. We are also required to pay a monthly fee on the unused available balance, ranging from 0.375% to 0.50% based on availability.

Availability under the Credit Agreement is restricted by our domestic and United Kingdom based accounts receivable and inventory balance. The Credit Agreement also allows for the issuance of letters of credit in an aggregate amount of up to $25.0 million. Outstanding letters of credit reduce availability under the revolving line of credit.

The Credit Agreement substantially limits our and our subsidiaries’ ability to: create, incur, assume or be liable for indebtedness; dispose of assets outside the ordinary course of business; acquire, merge or consolidate with or into another person or entity; create, incur or allow any lien on any of their respective properties; make investments; or pay dividends or make distributions (each subject to certain limitations); or optionally prepay any indebtedness (subject to certain exceptions, including an exception permitting the redemption of the Company’s unsecured convertible senior notes, including the notes offered hereby, upon the meeting of certain minimum liquidity requirements and other conditions, including that immediately before and after such redemption, no event of default shall have occurred and be continuing and, for the 90 day period prior to the date of such redemption, (i) no loans under our senior credit agreement are outstanding and (ii) the amount of unrestricted cash of the Company and certain of its subsidiaries is not less than the sum of (A) the outstanding unpaid principal of, and accrued interest on, the amount of debt to be repurchased, (B) $30.0 million and (C) 105% of the then existing face amount of letters of credit issued pursuant to our senior credit agreement). In particular, we are prohibited from making any cash interest payments on the notes (including any additional interest) if: (i) our average liquidity (calculated as the sum of borrowing availability under our senior credit facility and our and our subsidiaries’ unrestricted cash and cash equivalents on deposit in accounts subject to control agreements in favor of the lenders under our senior credit facility) for the 30 day period before, and our liquidity immediately after, such interest payment, is less than $30.0 million or (ii) if any default or event of default under the credit facility exists before, or is continuing immediately after, any such interest payment. See “Risk factors—Risks relating to the notes and our common stock—Our senior credit facility may limit our ability to pay interest on the notes.” In addition, the Credit Agreement provides for certain events of default such as nonpayment of principal and interest, breaches of representations and warranties, noncompliance with covenants, acts of insolvency, default on indebtedness held by third parties and default on certain material contracts (subject to certain limitations and cure periods). The Credit Agreement also contains a requirement that we maintain an interest coverage ratio of more than 1.1 to 1.0 for the trailing twelve month period, if the average liquidity of our operations for the 30-day period preceding the last day of any fiscal quarter falls below $30 million (including available borrowings under the credit facility).

Existing 4.375% Convertible Senior Notes due 2014

In June 2009, we issued $138.0 million aggregate principal amount of 4.375% convertible senior notes due 2014 (the “4.375% Convertible Senior Notes”). Interest on the 4.375% Convertible Senior Notes is payable semi-annually on June 1st and December 1st of each year, and commenced on December 1, 2009. The 4.375% Convertible Senior Notes mature on June 1, 2014, unless earlier redeemed or repurchased by the Company or converted.

As of March 31, 2013, there was $138.0 million aggregate principal amount of 4.375% Convertible Senior Notes outstanding.

The 4.375% Convertible Senior Notes are convertible at an initial conversion rate of 93.6768 shares of our common stock per $1,000 principal amount of 4.375% Convertible Senior Notes (representing an initial conversion price of approximately $10.675 per share of common stock for a total of approximately 12,927,000 underlying conversion shares) subject to adjustment in certain circumstances. Holders may convert the 4.375% Convertible Senior Notes at their option prior to the close of business on the business day immediately preceding December 1, 2013 only under the following circumstances: (1) during any fiscal quarter, if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of 4.375% Convertible Senior Notes for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; (3) if we call the 4.375% Convertible Senior Notes for redemption, at any time prior to the close of business on the third scheduled trading day prior to the redemption date; or (4) upon the occurrence of specified corporate events. On and after December 1, 2013 until the close of business on the third scheduled trading day immediately preceding the maturity date, holders may convert their 4.375% Convertible Senior Notes at any time, regardless of the foregoing circumstances. Upon conversion, the 4.375% Convertible Senior Notes may be settled, at our election, in cash, shares of our common stock, or a combination of cash and shares of our common stock. Our common stock price exceeded 130% of the applicable conversion price of $10.675 per share for at least 20 trading days during the 30 consecutive trading days ended March 31, 2013. Accordingly, as of April 1, 2013, the 4.375% Convertible Senior Notes may be converted at the holder’s option through June 30, 2013. If the 4.375% Convertible Senior Notes were to be converted during this period, our current intent would be to settle the conversion in shares of our common stock. As such, we have continued to classify these 4.375% Convertible Senior Notes as long-term debt.

At any time on or after June 5, 2012, the Company may redeem all of the outstanding 4.375% Convertible Senior Notes for cash, but only if the last reported sale of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide notice of redemption to holders of the 4.375% Convertible Senior Notes exceeds 150% of the conversion price in effect on each such trading day. The redemption price will equal 100% of the principal amount of the 4.375% Convertible Senior Notes to be redeemed, plus all accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date. Accordingly, as of June 12, 2013 the 4.375% Convertible Senior Notes may be redeemed by the Company.

Upon the occurrence of certain fundamental changes involving the Company, holders of the 4.375% Convertible Senior Notes may require us to purchase all or a portion of their 4.375% Convertible Senior Notes for cash at a price equal to 100% of the principal amount of the 4.375% Convertible Senior Notes to be purchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the fundamental change purchase date.

The indenture governing the 4.375% Convertible Senior Notes contains customary terms and covenants and events of default. As of March 31, 2013, we were in compliance with all covenants and requirements outlined in the indenture governing the 4.375% Convertible Senior Notes.

On June 12, 2013, we issued a notice of redemption calling all of our outstanding 4.375% Convertible Senior Notes, in aggregate principal amount of $138.0 million, for redemption on August 29, 2013 at a redemption price of $1,000 per $1,000 principal amount, plus accrued and unpaid interest up to, but not including, the redemption date. Holders who elect to convert following receipt of the notice of redemption shall be entitled to make-whole shares in addition to such shares they would otherwise be entitled to receive upon conversion. The notice of redemption specified that we will settle any 4.375% Convertible Senior Notes surrendered for conversion in connection with the redemption on a combination settlement basis by paying cash up to a cash amount equal to $1,202.89 per $1,000 principal amount of converted notes (up to $166.0 million in the aggregate) and delivering shares of our common stock in respect of the amount, if any, by which our conversion obligation exceeds such cash amount.

1.75% Convertible Senior Notes Due 2016

In November 2011, we issued $250.0 million aggregate principal amount of 1.75% Convertible Senior Notes due 2016 (the “1.75% Convertible Senior Notes”). Interest on the 1.75% Convertible Senior Notes is payable semi-annually on June 1st and December 1st of each year, and commenced on June 1, 2012. The 1.75% Convertible Senior Notes mature on December 1, 2016, unless earlier repurchased by the Company or converted. The Company does not have the right to redeem the 1.75% Convertible Senior Notes prior to maturity.

As of March 31, 2013, there was $250.0 million aggregate principal amount of 1.75% Convertible Senior Notes outstanding.

The 1.75% Convertible Senior Notes are convertible at an initial conversion rate of 52.3745 shares of our common stock per $1,000 principal amount of 1.75% Convertible Senior Notes (representing an initial conversion price of approximately $19.093 per share of common stock for a total of approximately 13,094,000 underlying conversion shares) subject to adjustment in certain circumstances. Holders may convert the 1.75% Convertible Senior Notes at their option prior to the close of business on the business day immediately preceding June 1, 2016 only under the following circumstances: (1) during any fiscal quarter, if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of 1.75% Convertible Senior Notes for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or (3) upon the occurrence of specified corporate events. On and after June 1, 2016 until the close of business on the business day immediately preceding the maturity date, holders may convert their 1.75% Convertible Senior Notes at any time, regardless of the foregoing circumstances. Upon conversion, the 1.75% Convertible Senior Notes may be settled, at our election, in cash, shares of our common stock, or a combination of cash and shares of the Company’s common stock.

Upon the occurrence of certain fundamental changes involving the Company, holders of the 1.75% Convertible Senior Notes may require us to purchase all or a portion of their 1.75% Convertible Senior Notes for cash at a price equal to 100% of the principal amount of the 1.75% Convertible Senior Notes to be purchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the fundamental change purchase date.

The indenture governing the 1.75% Convertible Senior Notes contains customary terms and covenants and events of default. As of March 31, 2013, we were in compliance with all covenants and requirements outlined in the indenture governing the 1.75% Convertible Senior Notes.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and J.P. Morgan Securities LLC, Barclays Capital Inc. and Wells Fargo Securities, LLC, as representatives of the underwriters listed below, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the principal amount of the notes set forth opposite the names of the underwriters below.

Name	Principal amount
J.P. Morgan Securities LLC	$150,000,000
Barclays Capital Inc.	$62,500,000
Wells Fargo Securities, LLC	$37,500,000

Total	$250,000,000

The underwriters are offering the notes subject to acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement and the accompanying prospectus are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. However, the underwriters are not required to take or pay for the notes covered by the over-allotment option described below.

The underwriters initially propose to offer the notes directly to the public at the public offering price listed on the cover page of this prospectus and to dealers at a price less a concession not in excess of 0.525% of the principal amount of the notes. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

We have granted the underwriters a 30-day option to purchase up to an additional $37,500,000 aggregate principal amount of notes from us to cover sales of notes that exceed the principal amount of notes specified above. If any additional notes are purchased with this over-allotment option, the underwriters will offer such additional notes on the same terms as those on which the notes are being offered.

The following table shows the total underwriting discounts and commissions to be paid to the underwriters by us in respect of the notes. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to an additional $37,500,000 aggregate principal amount of the notes.

	Paid by Take-Two Interactive Software, Inc.
	No exercise	Full exercise
Total	$2,187,500	$2,515,625

In addition, we estimate that the expenses of this offering payable by us, other than underwriting discounts and commissions, will be approximately $650,000. The underwriters have agreed to reimburse us for certain of our offering expenses.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

We have agreed that, for a period of 90 days from the date of the underwriting agreement, we will not, without the prior consent of J.P. Morgan Securities LLC:

•

offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or publicly announce our intention to engage in any such transaction; or

•	enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or other such securities, in cash or otherwise.

The above restrictions will not apply to (i) the issuance of the securities sold under this prospectus supplement; (ii) the issuance of shares of common stock by us upon conversion of the notes, if applicable; (iii) the grant of options or other equity-based awards for common stock pursuant to employee benefit plans or other incentive or equity-based award grant agreements, programs or arrangements existing on the date of the purchase agreement; (iv) the issuance of shares of common stock to ZelnickMedia to the extent approved by our shareholders or issued pursuant to plans existing on the date of the purchase agreement; and (v) the issuance of shares of common stock issued upon the exercise of an option or warrant or the conversion of a security outstanding on the date of the underwriting agreement.

Our directors and our executive officers have agreed that, for a period of 90 days from the date of the underwriting agreement, they will not, without the prior consent of J.P. Morgan Securities LLC:

•

offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or publicly announce their intention to engage in any such transaction;

•	enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

•	make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock;

whether any transaction described above is to be settled by delivery of common stock or other such securities, in cash or otherwise.

Notwithstanding the above, our directors and executive officers may (i) transfer or sell common stock pursuant to any contract, instruction or plan complying with Rule 10b5-1 of the Regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that has been entered into prior to the execution of the underwriting agreement, as long as the number of shares subject to that contract, instruction or plan is not increased; (ii) enter into any contract, instruction or plan complying with Rule 10b5-1 of the Regulations of the Exchange Act, provided that such contract, instruction or plan does not provide for the sale or disposition of common stock during the 90-day restricted period, (iii) make dispositions of no more than an aggregate number of 10,000 shares of common stock in order to pay taxes incurred upon the vesting (but only to such extent) of restricted stock held by such director or executive officer and outstanding as of the date of the purchase agreement, provided that any required filing under Section 16(a) of the Exchange Act clearly indicates such purpose; and (iv) transfer common stock by gift, will or intestacy; provided that, among other restrictions, in the case of any transfer pursuant to clause (iv) above, each donee will sign a similar lock-up letter, the transfer may not involve a disposition for value, and no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made within the 90-day restricted period.

The price at which the notes are offered may be changed at any time without notice.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion without notice.

Accordingly, we cannot assure you that a liquid trading market will develop for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

All applicable securities laws and regulations in force shall be complied with, and any required consent, approval or permission for the purchase, offer, sale or delivery of such securities under the laws and regulations in force shall be obtained.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in the notes and shares of our common stock. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes or shares of our common stock in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes or shares of our common stock in the open market after the distribution has been completed in order to cover short positions.

Stabilizing transactions and syndicate covering transactions may cause the price of the notes or our common stock to be higher than it would otherwise be in the absence of those transactions.

The underwriters and their affiliates have provided, and may in the future provide, various financial advisory, investment banking, investment research, commercial banking and other services for us and our affiliates in the ordinary course of business for which they have received or will receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In particular, affiliates of Barclays Capital Inc. hold shares of our common stock and affiliates of J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are the lenders and/or the agent under our senior credit facility. The underwriters and certain of their affiliates have also from time to time held varying amounts of our 4.375% Convertible Senior Notes, which are to be redeemed using a portion of the proceeds of this offering. The underwriters and certain of their affiliates may therefore receive a portion of the proceeds of this offering should they participate in the redemption or elect to convert their 4.375% Convertible Senior Notes.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of notes described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of notes described in this prospectus supplement may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of notes described in this prospectus supplement shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and investors in the notes will not benefit from protection or supervision by such authority.

Where you can find more information

and incorporation by reference

We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You can call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s website at www.sec.gov. Our common stock is listed on The NASDAQ Global Select Market under the symbol “TTWO,” and our SEC filings can also be read at the following address: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we close this offering. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished or may from time to time furnish with the SEC is or will be incorporated by reference in, or otherwise included in, this prospectus supplement. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2013;

•	our Definitive Proxy Statement for the 2012 annual meeting of stockholders, filed on July 27, 2012 and additional definitive proxy soliciting materials filed on August 7, 2012;

•	our Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed May 7, 2013, May 13, 2013 and June 12, 2013; and

•	the description of our Common Stock which is contained in our Registration Statement on Form 8-A, together with any amendment or report filed with the SEC for the purpose of updating this description.

The documents listed above (excluding the exhibits attached thereto unless those exhibits are specifically incorporated by reference into those documents) may be obtained free of charge by each person to whom a copy of this prospectus supplement is delivered, upon written or oral request, by contacting us at Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, Attention: General Counsel, telephone number (646) 536-2842.

Legal matters

The legality of the notes is being passed upon for Take-Two by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements of Take-Two Interactive Software, Inc (the “Company”) appearing in the Company’s Annual Report (Form 10-K) for the year ended March 31, 2013, and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of the Company’s internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission ) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Take-Two Interactive Software, Inc.

Common Stock

Debt Securities

By this prospectus, we may offer and sell from time to time our common stock, par value $.01 per share, and debt securities (which may be convertible into our common stock). We will determine when we sell securities, the amounts and types of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, dealers or agents or directly to purchasers.

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we offer in the future. We may describe the terms of those securities in a term sheet or other offering materials which will precede the prospectus supplement. The prospectus supplement or term sheet or other offering materials may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement, any free writing prospectus and any term sheet or other offering materials carefully before you invest in our securities.

In each prospectus supplement or related term sheet or other offering materials, if any, we will include the following information:

•	The names of the underwriters, dealers or agents, if any, through which we will sell the securities;

•	The proposed amounts of securities, if any, which the underwriters will purchase;

•	The compensation, if any, of those underwriters, dealers or agents;

•	The major risk factors associated with the securities offered;

•	The initial public offering price of the securities, if there is one;

•	Information about securities exchanges or automated quotation systems on which the securities will be listed or traded; and

•	Any other material information about the offering and sale of the securities.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “TTWO.”

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors ” beginning on page 2 of this prospectus, as well as in the applicable prospectus supplement, any related free writing prospectus and other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities we may be offering or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is June 12, 2013.

Nobody has been authorized to give any information or to make any representations, other than those contained or incorporated in this prospectus or the applicable prospectus supplement. If given or made, that information or those representations may not be relied upon as having been authorized by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated herein by reference are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. We may use it to sell any of the securities, or a combination of the securities, described in this prospectus from time to time in one or more offerings. This prospectus contains only a general description of the types of securities we may offer. Each time we propose to sell securities, we will file with the SEC a prospectus supplement that describes the specific securities that are being offered and the terms on which they are being offered. The prospectus supplement may also update or change information that is in this prospectus. Before purchasing our securities, you should read this prospectus and the prospectus supplement relating to the specific securities, as well as the information described under the heading “Where You Can Find More Information and Information Incorporated by Reference.”

Nobody has been authorized to give any information or to make any representations, other than those contained or incorporated in this prospectus or the applicable prospectus supplement. If given or made, that information or those representations may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to or solicitation of any person in any jurisdiction in which such an offer or solicitation would be unlawful.

Industry and market data

Industry and market data contained or incorporated by reference in this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications or based on our experience in the industry. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys and assumptions are reliable and market definitions are appropriate, neither these surveys and assumptions nor these definitions have been verified by any independent sources and we cannot assure that they are accurate.

Trademarks, trade names and service marks

TAKE-TWO INTERACTIVE and our T2 logo are among our key trademarks. This prospectus contains references to our trademarks, trade names and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including any logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate that we will not assert our rights or the rights of the applicable licensor to these trademarks and trade names.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: our dependence on key management and product development personnel, our dependence on our Grand Theft Auto products and our ability to develop other hit titles for current and next-generation platforms, the timely release and significant market acceptance of our games, the ability to maintain acceptable pricing levels on our games, our ability to raise

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capital if needed and risks associated with international operations. Other important factors and information are discussed under the heading “Risk Factors” beginning on page 2, and are contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, in the section entitled “Risk Factors,” and our other periodic filings with the SEC, which can be accessed at www.sec.gov. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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THE COMPANY

We are a leading developer, publisher and marketer of interactive entertainment for consumers around the globe. We develop and publish products through our two wholly-owned, labels Rockstar Games and 2K. Our products are currently designed for console gaming systems such as Sony’s PlayStation®3, Microsoft’s Xbox 360® and Nintendo’s Wii™ and Wii U; handheld gaming systems such as Nintendo’s DS and Sony’s PlayStation Portable; and personal computers, including smartphones and tablets. We deliver our products through physical retail, digital download, online platforms and cloud streaming services.

As a result of the widening popularity of interactive entertainment, the video game market is expected to continue to grow in coming years. Growth is expected to be driven by continuing increases in the installed base of traditional consoles, along with the growing popularity of games played on emerging platforms such as tablets and smartphones, and online including through social networks. According to the “Global Video Game Market” published by International Development Group (“IDG”) in April 2013, the installed base of console systems and handhelds devices grew to 540.4 million units as of December 2012, an increase of 42.6 million units or 9% from December 2011, and forecasts that the number will increase to an estimated 703.9 million units in calendar 2017. Further, according to IDG, global sales of console, handheld, PC software and digital gaming segments, inclusive of mobile gaming platforms and online, surpassed $63.3 billion in calendar 2012 and forecasts that their annual sales will increase to an estimated $89.2 billion in calendar 2017.

The demographics of the interactive entertainment industry audience have broadened significantly in recent years, with video games becoming an increasingly popular form of mainstream entertainment. According to the “2012 Essential Facts About The Computer And Video Game Industry” published by Entertainment Software Association (“ESA”), the average U.S. household owns at least one dedicated game console or personal computer. The average game player is 30 years old and has been actively playing for 12 years.

Our core strategy is to capitalize on the popularity of video games by developing and publishing high-quality interactive entertainment experiences across a range of genres. We focus on building compelling franchises by publishing a select number of titles for which we can create sequels and add-on content. We support the success of our products in the marketplace through innovative marketing programs and global distribution on all platforms and through all channels that are relevant to our target audience.

We were incorporated under the laws of the State of Delaware in 1993 and are headquartered at 622 Broadway, New York, New York 10012 with 2,440 employees globally. Our telephone number is (646) 536-2842 and our website address is www.take2games.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus.

In this prospectus, unless otherwise specified, “Take-Two,” “we,” “us” and “our” refer to Take-Two Interactive Software, Inc. and its subsidiaries.

RISK FACTORS

You should carefully consider the risks described below, the risks described in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, together with the other information set forth in this prospectus and in the other documents that we include or incorporate by reference into this prospectus and any prospectus supplement we will provide in connection with our offering of securities described in this prospectus, which could materially affect our business, financial condition and future results. The risks described below and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 are not the only risks facing our company. Risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and operating results. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the value of our securities could decline, and you may lose part or all of any investment in our securities.

Risks related to our business

We are dependent on the future success of our Grand Theft Auto products and we must continue to publish “hit” titles or sequels to such “hit” titles in order to compete successfully in our industry.

Grand Theft Auto and certain of our other titles are “hit” products and have historically accounted for a substantial portion of our revenue. Sales of Grand Theft Auto products generated approximately 11.3% of the Company’s net revenue for the fiscal year ended March 31, 2013 and the ten best-selling titles (including Grand Theft Auto) that significantly contributed to the Company’s net revenue for the fiscal year ended March 31, 2013 in the aggregate accounted for approximately 91.1% of the Company’s net revenue. If we fail to continue to develop and sell new commercially successful “hit” titles or sequels to such “hit” titles or experience any delays in product releases or disruptions following the commercial release of our “hit” titles or their sequels, our revenue and profits may decrease substantially and we may incur losses. In addition, competition in our industry is intense and a relatively small number of hit titles account for a large portion of total revenue in our industry. Hit products offered by our competitors may take a larger share of consumer spending than we anticipate, which could cause revenue generated from our products to fall below our expectations. If our competitors develop more successful products or services at lower price points or based on payment models perceived as offering better value, or if we do not continue to develop consistently high quality and well-received products and services, our revenue and profitability may decline. In addition, both the online and mobile games marketplaces are characterized by frequent product introductions, relatively low barriers to entry, and new and evolving business methods, technologies and platforms for development. Widespread consumer adoption of these new platforms for games and other technological advances in online or mobile game offerings could negatively affect our sales of console and traditional PC products before we have an opportunity to develop profitable businesses in such markets.

We are subject to product development risks which could result in delays and additional costs, and we must adapt to changes in software technologies.

We depend on our internal development studios and third-party software developers to develop new interactive entertainment software within anticipated release schedules and cost projections. The development cycle for new titles generally ranges from 12 to more than 24 months, and our top-selling titles could take up to 3 years or longer to develop. Development times and costs of current generation software have increased substantially as a result of the additional and enhanced features available in the newest games. Further, after development of a product it may take between 9 and 12 additional months to develop the product for other hardware platforms. If our third-party software developers experience unanticipated development delays, financial difficulties or additional costs we will not be able to release titles according to our schedule and at budgeted costs. Certain of our licensing and marketing agreements also contain provisions that would impose penalties if we fail to meet agreed upon game release dates. There can be no assurance that our products will be sufficiently successful so that we can recoup these costs or make a profit on these products.

Additionally, in order to stay competitive, our internal development studios must anticipate and adapt to rapid technological changes affecting software development. Any inability to respond to technological advances and implement new technologies could render our products obsolete or less marketable.

The inability of our products to achieve significant market acceptance, delays in product releases or disruptions following the commercial release of our products may have a material adverse effect on our operating results.

New products may not achieve significant market acceptance, generate sufficient sales or be introduced in a timely manner to permit us to recover development, manufacturing and marketing costs associated with these products. The life cycle of a title generally involves a relatively high level of sales during the first few months after introduction followed by a rapid decline in sales. Because revenue associated with an initial product launch generally constitutes a high percentage of the total revenue associated with the life of a product, delays in product releases or disruptions following the commercial release of one or more new products could have a material adverse effect on our operating results and cause our operating results to be materially different from our expectations.

Our business is subject to our ability to develop commercially successful products for the current generation video game platforms and our ability to transition our business model and strategy to the next generation platforms.

We derive most of our revenue from the sale of products made for video game platforms manufactured by third-parties, such as Sony’s PS3, Microsoft’s Xbox 360 and Nintendo’s Wii, which comprised approximately 79.5% of the Company’s net revenue by product platform for the fiscal year ended March 31, 2013. The success of our business is subject to the continued popularity of these platforms and our ability to develop commercially successful products for these platforms.

Video game hardware platforms have historically had a life cycle of four to six years and we anticipate a transition to new console platforms in the near future. During any such transitional period, our success will depend on our ability to develop our products and services for these next-generation consoles. This transition may require significant costs and management resources. There can be no assurance that we will be able to successfully transition our business model and strategy to these new platforms. Further, the hardware manufacturers are not required to enter into agreements with us with respect to new consoles and these manufacturers may choose to impose more restrictive terms or adopt very different business models and fee structures. As a result, the transition to new platforms could have a material adverse effect on our business and financial statements.

Connectivity issues related to digital delivery platforms could affect our ability to sell and provide online services for our products and could affect our profitability.

We rely upon third-party digital delivery platforms, such as Steam, Microsoft’s Xbox Live and Sony Entertainment Network, to provide connectivity from the consumer to our digital products and our online services. Connectivity issues could prevent customers from accessing this content and our ability to successfully market and sell our products could be adversely affected. In addition, we could experience similar issues related to services we host on our internal servers. Such issues also could affect our ability to provide online services and could affect our business.

Our business could be adversely affected if our consumer data protection measures are not seen as adequate or there are breaches of our security measures or unintended disclosures of our consumer data.

We are collecting and storing consumer information, including personal information and credit card information. We take measures to protect our consumer data from unauthorized access or disclosure. It is possible that our security controls over consumer data may not prevent the improper access or disclosure of personally identifiable information. In addition, due to the high profile nature of our products, we may draw a disproportionately higher amount of attention and attempts to breach our security controls than companies with lower profile products. A security breach that leads to disclosure of consumer account information (including personally identifiable information) could harm our reputation, compel us to comply with disparate breach notification laws in various jurisdictions and otherwise subject us to liability under laws that protect personal data, resulting in increased costs or loss of revenue. A resulting perception that our products or services do not adequately protect the privacy of personal information could result in a loss of current or potential consumers and business partners. In addition, if any of our business partners experience a security breach that leads to disclosure of consumer account information, our reputation could be harmed, resulting in loss of revenue.

The interpretation and application of consumer and data protection laws in the U.S., Europe and elsewhere are often uncertain, contradictory and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, this could result in government imposed fines or orders requiring that we change our data practices, which could have an adverse effect on our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

In addition, certain of our products are online-enabled. The ability of our products to offer online functionality, and our ability to offer content through a video game platform’s digital distribution channel, is dependent upon the continued operation and security of such platform’s online network. These third-party networks, as well as our own internal systems and websites, and the security measures related thereto may be breached as a result of third-party action, including intentional misconduct by computer hackers, employee error, malfeasance or otherwise, and result in someone obtaining unauthorized access to our customers’ data or our data, including our intellectual property and other confidential business information, or our information technology systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, we may lose business, suffer irreparable damage to our reputation, and/or incur significant costs and expenses relating to the investigation and possible litigation of claims relating to such event.

Security breaches involving the source code for our products could adversely affect our revenues.

We securely store the source code for our interactive entertainment software products as it is created. A breach, whether physical, electronic or otherwise, of the systems on which such source code and other sensitive data are stored could lead to damage or piracy of our software. If we are subject to data security breaches, we may have a loss in sales or increased costs arising from the restoration or implementation of additional security measures which could materially and adversely affect our profitability. Any theft and/or unauthorized use or publication of our trade secrets and other confidential business information as a result of such an event could adversely affect our competitive position, reputation, brand and future sales of our products. Our business could be subject to significant disruption, and we could suffer monetary and other losses and reputational harm, in the event of such incidents and claims.

If we are unable to sustain launch pricing on current generation titles, our operating results may suffer.

The interactive entertainment software and hardware industry is characterized by the introduction of new and enhanced generations of products and evolving industry standards. Current generation titles for the PS3, Xbox 360 and Wii have been offered at premium retail prices since the launch of such consoles. We expect to continue to price current generation titles at a premium level. However, circumstances may arise in which we may need to reduce prices for such titles. If we are unable to sustain launch pricing on these current generation titles, it will have a material adverse effect on our margins, profitability and operating results.

Our efforts to expand into new products and services may subject us to additional risks.

In recent years, we have invested in emerging opportunities in interactive entertainment played on mobile platforms, including tablets and smartphones, and online platforms, including social networks. We have also grown our product offerings that are available through digital download. We are actively investing to capitalize on these trends in order to diversify our product mix, reduce our operating risks, and increase our revenue. There are risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. There is no assurance that we will be able to attract a sufficiently large number of customers or recover costs incurred for developing and marketing these new products or services. External factors, such as competitive alternatives and shifting market preferences, may also impact the successful implementation of any new products or services. Failure to successfully manage these risks in the development and implementation of new products or services could have a material adverse effect on our business and financial statements.

We depend on our key management and product development personnel.

Our continued success will depend to a significant extent on our senior management team and our relationship with ZelnickMedia Corporation (“ZelnickMedia”). Our Executive Chairman and Chief Executive Officer and President are partners of ZelnickMedia. We are also highly dependent on the expertise, skills and knowledge of certain of our Rockstar employees and other key creative personnel responsible for content creation and development of our Grand Theft Auto titles and titles based on other brands. We may not be able to continue to retain these personnel at current compensation levels, or at all.

The loss of the services of our executive officers, ZelnickMedia, our key Rockstar employees or other key creative personnel could significantly harm our business. In addition, if one or more key employees were to join a competitor or form a competing company, we may lose additional personnel, experience material interruptions in product development, delays in bringing products to market and difficulties in our relationships with licensors, suppliers and customers, which would significantly harm our business. Failure to continue to attract and retain other qualified management and creative personnel could adversely affect our business and prospects.

Declines in consumer spending and other adverse changes in the economy could have a material adverse effect on our business and operating results.

Most of our products involve discretionary spending on the part of consumers. We believe that consumer spending is influenced by general economic conditions and the availability of discretionary income. This makes our products particularly sensitive to general economic conditions and economic cycles as consumers are generally more willing to make discretionary purchases, including purchases of products like ours, during periods in which favorable economic conditions prevail. Adverse economic conditions such as a prolonged U.S. or international general economic downturn, including periods of increased inflation, unemployment levels, tax rates, interest rates, energy prices or declining consumer confidence could also reduce consumer spending. Reduced consumer spending has and may continue to result in reduced demand for our products and may also require increased selling and promotional expenses, which has had and may continue to have an adverse effect on our business, financial condition and operating results. In addition, during periods of relative economic weakness, our consolidated credit risk, reflecting our counterparty dealings with distributors, customers, capital providers and others may increase, perhaps materially so. Furthermore, uncertainty and adverse changes in the economy could also increase the risk of material losses on our investments, increase costs associated with developing and publishing our products, increase the cost and availability of sources of financing, and increase our exposure to material losses from bad debts, any of which could have a material adverse effect on our financial condition and operating results. If economic conditions worsen, our business, financial condition and operating results could be adversely affected.

Changes in our tax rates or exposure to additional tax liabilities could adversely affect our earnings and financial condition.

We are subject to income taxes in the U.S. and in various other jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes, and in the ordinary course of business there are many transactions and calculations where the ultimate tax determination is uncertain. We are required to estimate future taxes. Although we currently believe our tax estimates are reasonable, the estimate process is inherently uncertain, and such estimates are not binding on tax authorities. Further, our effective tax rate could be adversely affected by a variety of factors, including changes in the business, including the mix of earnings in countries with differing statutory tax rates, changes in tax elections, and changes in applicable tax laws. Additionally, tax determinations are regularly subject to audit by tax authorities and developments in those audits could adversely affect our income tax provision. Should the ultimate tax liability exceed estimates, our income tax provision and net income or loss could be adversely affected.

Beginning in fiscal year 2006, we recorded a valuation allowance against most of our U.S. deferred tax assets. We expect to provide a valuation allowance on future U.S. tax benefits until we can sustain a level of profitability or until other significant positive evidence arises that suggest that these benefits are more likely than not to be realized. Further, our tax determinations are regularly subject to audit by tax authorities and developments in those audits could adversely affect our income tax provision. Should our ultimate tax liability exceed our estimates, our income tax provision and net income or loss could be materially affected.

We earn a significant amount of our operating income, and hold a significant portion of our cash, outside the U.S. Any repatriation of funds currently held in foreign jurisdictions may result in higher effective tax rates for the Company. In addition, there have been proposals to change U.S. tax laws that would significantly impact how U.S. multinational corporations are taxed on foreign earnings. Although we cannot predict whether or in what form this proposed legislation will pass, if enacted it could have a material adverse impact on our income tax provision and financial condition.

We are also required to pay taxes other than income taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in both the U.S. and foreign jurisdictions. We are regularly under examination by tax authorities with respect to these non-income taxes. There can be no assurance that the outcomes from these examinations, changes in our business or changes in applicable tax rules will not have an adverse effect on our net income or loss and financial condition.

Our quarterly operating results are dependent on the release of “hit” titles and are highly seasonal which may cause our quarterly operating results to fluctuate significantly.

We have experienced and may continue to experience wide fluctuations in quarterly operating results. The release of a “hit” title typically leads to a high level of sales during the first few months after introduction followed by a rapid decline in sales. In addition, the interactive entertainment industry is highly seasonal, with sales typically higher during the fourth calendar quarter, due primarily to increased demand for games during the holiday season. Demand for and sales of our sports titles are also seasonal in that they are typically released just prior to the start of the sport season which they depict. If a key event or sports season to which our product release schedule is tied were to be delayed or cancelled, our sales would also suffer disproportionately. Our failure or inability to produce “hit” titles or introduce products on a timely basis to meet seasonal fluctuations in demand could adversely affect our business and operating results. The uncertainties associated with software development, manufacturing lead times, production delays and the approval process for products by hardware manufacturers and other licensors make it difficult to predict the quarter in which our products will ship and therefore may cause us to fail to meet financial expectations.

Returns of our published titles by our customers and price concessions granted to our customers may adversely affect our operating results.

We are exposed to the risk of product returns and price concessions with respect to our customers. Our distribution arrangements with customers generally do not give them the right to return titles to us or to cancel firm orders. However, we sometimes accept product returns from our distribution customers for stock balancing and negotiate accommodations for customers, which include credits and returns, when demand for specific products falls below expectations. We accept returns and grant price concessions in connection with our publishing arrangements and revenue is recognized after deducting estimated reserves for returns and price concessions. While we believe that we can reliably estimate future returns and price concessions, if return rates and price concessions for our products exceed our reserves, our revenue could decline.

Increased sales of used video game products could lower our sales.

Certain of our larger customers sell used video games, which are generally priced lower than new video games. If our customers continue to increase their sales of used video games, it could negatively affect our sales of new video games and have an adverse influence on our operating results.

A limited number of customers account for a significant portion of our sales. The loss of a principal customer could seriously hurt our business.

A substantial portion of our product sales are made to a limited number of customers. Sales to our five largest customers during the fiscal year ended March 31, 2013 accounted for approximately 52.5% of our net revenue, with GameStop accounting for 23.8%. Our sales are made primarily pursuant to purchase orders without long-term agreements or other commitments, and our customers may terminate their relationship with us at any time. Certain of our customers may decline to carry products containing mature content. The loss of our relationships with principal customers or a decline in sales to principal customers, including as a result of a product being rated “AO” (age 18 and over), could materially adversely affect our business and operating results. Furthermore, our customers may also be placed into bankruptcy, become insolvent or be liquidated due to economic downturns, global contractions of credit or for other factors. Bankruptcies or consolidations of certain large retail customers could seriously hurt our business, including as a result of uncollectible accounts receivable from such customers and the concentration of purchasing power among remaining large retailers. In addition, our results of operations may be adversely affected if certain of our customers who purchase on credit terms are no longer eligible to purchase on such terms due to their financial distress, which may reduce the quantity of products they demand from us.

If our marketing and advertising efforts fail to resonate with our customers, our business and operating results could be adversely affected.

Our products are marketed worldwide through a diverse spectrum of advertising and promotional programs such as television and online advertising, print advertising, retail merchandising, website development and event sponsorship. Our ability to sell our products and services is dependent in part on the success of these programs. If the marketing for our products and services fails to resonate with our customers, particularly during the holiday season or other key selling periods, or if advertising rates or other media placement costs increase, these factors could have a material adverse influence on our business and operating results.

The interactive entertainment software industry is highly competitive.

We compete for both licenses to properties and the sale of interactive entertainment software with Sony, Microsoft and Nintendo, each of which is a large developer and marketer of software for its own platforms. We also compete with domestic game publishers, such as Activision Blizzard and Electronic Arts and international publishers, such as Capcom, Konami, Namco-Bandai, SEGA, Square Enix and Ubisoft. As our business is dependent upon our ability to develop hit titles, which require increasing budgets for development and marketing, the availability of significant financial resources has become a major competitive factor in developing and marketing software games. Some of our competitors have greater financial, technical, personnel and other resources than we do and are able to finance larger budgets for development and marketing and make higher offers to licensors and developers for commercially desirable properties. Our titles also compete with other forms of entertainment, such as social media and casual games, in addition to motion pictures, television and audio and video products featuring similar themes, online computer programs and other entertainment, which may be less expensive or provide other advantages to consumers.

A number of software publishers who compete with us have developed and commercialized or are currently developing online games for use by consumers over the Internet. If technological advances significantly increase the availability of online games and if consumer acceptance of online gaming grows substantially, it could result in a decline in our platform-based software sales and negatively affect sales of such products.

Increased competition for limited shelf space and promotional support from retailers could affect the success of our business and require us to incur greater expenses to market our titles.

Retailers have limited shelf space and promotional resources and competition is intense among newly introduced interactive entertainment software titles for adequate levels of shelf space and promotional support. Competition for retail shelf space is expected to continue to increase, which may require us to increase our marketing expenditures to maintain desirable sales levels of our titles. Competitors with more extensive lines and more popular titles may have greater bargaining power with retailers. Accordingly, we may not be able, or we may have to pay more than our competitors, to achieve similar levels of promotional support and shelf space.

Our business is dependent on our ability to enter into successful software development arrangements with third-parties.

Our success depends on our ability to continually identify and develop new titles on a timely basis. We rely on third-party software developers for the development of some of our titles. Quality third-party developers are continually in high demand. Software developers who have developed titles for us in the past may not be available to develop software for us in the future. Due to the limited number of third-party software developers and the limited control that we exercise over them, these developers may not be able to complete titles for us on a timely basis or within acceptable quality standards, if at all. We have entered into agreements with third-parties to acquire the rights to publish and distribute interactive entertainment software as well as to use licensed intellectual properties in our titles. These agreements typically require us to make development payments, pay royalties and satisfy other conditions. Our development payments may not be sufficient to permit developers to develop new software successfully, which could result in material delays and significantly increase our costs to bring particular products to market. Software development costs, promotion and marketing expenses and royalties payable to software developers and third-party licensors have increased significantly in recent years and reduce potential profits derived from sales of our software. Future sales of our titles may not be sufficient to recover development payments and advances to software developers and licensors, and we may not have adequate financial and other resources to satisfy our contractual commitments to such developers. If we fail to satisfy our obligations under agreements with third-party developers and licensors, the agreements may be terminated or modified in ways that are burdensome to us, and have a material adverse effect on our financial condition and operating results.

We cannot publish our titles without the approval of hardware licensors that are also our competitors.

We are required to obtain licenses from Sony, Microsoft and Nintendo, which are also our competitors, to develop and publish titles for their respective hardware platforms. Our existing platform licenses require that we obtain approval for the publication of new titles on a title-by-title basis. As a result, the number of titles we are able to publish for these hardware platforms, our ability to manage the timing of the release of these titles and, accordingly, our net revenue from titles for these hardware platforms, may be limited. If a licensor chooses not to renew or extend our license agreement at the end of its current term, or if a licensor were to terminate our license for any reason or does not approve one or more of our titles, we may be unable to publish that title as well as additional titles for that licensor’s platform. Termination of any such agreements or disapproval of titles could seriously hurt our business and prospects. We may be unable to continue to enter into license agreements for certain current generation platforms on satisfactory terms or at all. Failure to enter into any such agreement could also seriously hurt our business.

Our platform licensors control the fee structures for online distribution of our games on their platforms.

Certain platform licensors have retained the right to change the fee structures for online distribution of both paid content and free content (including patches and corrections) on their platforms. Each licensor’s ability to set royalty rates may increase costs, which could negatively affect our operating margins. We may be unable to distribute our content in a cost-effective or profitable manner through this distribution channel, which could adversely affect our business and results of operations.

We may not be able to adequately adjust our cost structure in a timely fashion in response to a sudden decrease in demand.

In the event of a significant decline in revenue, we may not be able to dispose of facilities, reduce personnel or make other changes to our cost structure without disruption to our operations or without significant termination and exit costs. Management may not be able to implement such actions in a timely manner, if at all, to offset an immediate shortfall in revenue and profit. Moreover, reducing costs may impair our ability to produce and develop software titles at sufficient levels in the future.

We submit our products for rating by the Entertainment Software Rating Board (“ESRB”) in the United States and other voluntary or government ratings organizations in foreign countries. Failure to obtain a target rating for certain of our products could negatively affect our ability to distribute and sell those games, as could the re-rating of a game for any reason.

We voluntarily submit our game products to the ESRB, a U.S.-based non-profit and independent ratings organization. The ESRB system provides consumers with information about game content using a rating symbol that generally suggests the appropriate player age group and specific content descriptors, such as graphic violence, profanity or sexually explicit material. The ESRB may impose significant penalties on game publishers for violations of its rules related to rating or marketing games, including revocation of a rating or monetary fines up to $1 million. Other countries require voluntary or government backed ratings as prerequisites for product sales. In some instances, we may have to modify our products in order to market them under the target rating, which could delay or disrupt the release of our products. In addition, some of our titles may not be sold at all or without extensive edits in certain countries, such as Germany.

In the United States, if the ESRB rates a game as “AO” (age 18 and older), platform licensors may not certify the game and retailers may refuse to sell it. In addition, some consumers have reacted to re-ratings or controversial game content by refusing to purchase such games, demanding refunds for games that they had already purchased, and refraining from buying other games published by us. Many of our Rockstar titles and certain of our 2K titles have been rated “M” (age 17 and older) by the ESRB. If we are unable to obtain “M” ratings and instead receive “AO” ratings on future versions of those or similar titles as a result of changes in the ESRB’s ratings standards or for other reasons, including the adoption of legislation in this area, our business and prospects could be negatively affected. If any of our games are re-rated by the ESRB or other foreign based ratings organizations, we could be exposed to litigation, administrative fines and penalties and other potential liabilities, and our operating results and financial condition could be significantly affected.

We have implemented processes to comply with the requirements of the ESRB and other ratings organizations and properly display the designated rating symbols and content descriptions. Nonetheless, these processes are subject to human error, circumvention, overriding and reasonable resource constraints. If a video game we published were found to contain undisclosed pertinent content, the ESRB could re-rate a game, retailers could refuse to sell it and demand that we accept the return of any unsold copies or returns from customers, and consumers could refuse to buy it or demand that we refund their money. This could have a material negative effect on our operating results and financial condition. In addition, we may be exposed to litigation, administrative fines and penalties and our reputation could be harmed, which could affect sales of other video games we sell. If any of these consequences were to occur, our business and financial performance could be significantly harmed.

Content policies adopted by retailers, consumer opposition and litigation could negatively affect sales of our products.

Retailers may decline to sell interactive entertainment software containing what they judge to be graphic violence or sexually explicit material or other content that they deem inappropriate for their businesses. If retailers decline to sell our products based upon their opinion that they contain objectionable themes, graphic violence or sexually explicit material or other generally objectionable content, or if any of our previously “M” rated series products are rated “AO,” we might be required to significantly change or discontinue particular titles or series, which in the case of our best-selling Grand Theft Auto titles could seriously affect our business. Consumer advocacy groups have opposed sales of interactive entertainment software containing objectionable themes, violence or sexual material or other objectionable content by pressing for legislation in these areas and by engaging in public demonstrations and media campaigns. Additionally, although lawsuits seeking damages for injuries allegedly suffered by third-parties as a result of video games have generally been unsuccessful in the courts, claims of this kind have been asserted against us from time to time and may be asserted and be successful in the future.

We are subject to risks and uncertainties of international trade, including fluctuations in the values of local foreign currencies against the dollar.

Sales in international markets, primarily in Europe, have accounted for a significant portion of our net revenue. Note 15 to our Consolidated Financial Statements, “Segment and Geographic Information,” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 discloses that sales in Europe comprised approximately 27.0% of the Company’s net revenue for the fiscal year ended March 31, 2013. We have also expanded our Asian operations in an effort to increase our geographical scope and diversify our revenue base. We are subject to risks inherent in foreign trade, including increased credit risks, tariffs and duties, fluctuations in foreign currency exchange rates, shipping delays, and international political, regulatory and economic developments, all of which can have a significant influence on our operating results. Many of our international sales are made in local currencies, which could fluctuate against the dollar. While we may use forward exchange contracts to a limited extent to seek to mitigate foreign currency risk, our operating results could be adversely affected by unfavorable foreign currency fluctuations.

We face risks from our international operations.

We are subject to certain risks because of our international operations, particularly as we continue to grow our business and presence in Asia, Latin America and other parts of the world. Changes to and compliance with a variety of foreign laws and regulations may increase our cost of doing business and our inability or failure to obtain required approvals could harm our international and domestic sales. Trade legislation in either the United States or other countries, such as a change in the current tariff structures, import/export compliance laws or other trade laws or policies, could adversely affect our ability to sell or to distribute in international markets. We incur additional legal compliance costs associated with our international operations and could become subject to legal penalties in foreign countries if we do not comply with local laws and regulations which may be substantially different from those in the United States. In many foreign countries, particularly in those with developing economies, it may be common to engage in business practices that are prohibited by United States laws and regulations, such as the Foreign Corrupt Practices Act, and by local laws, such as laws prohibiting corrupt payments to government officials. Although we implement policies and procedures designed to ensure compliance with these laws, there can be no assurance that all of our employees, contractors and agents, as well as those companies to which we outsource certain of our business operations, including those based in or from countries where practices which violate such laws may be customary, will not take actions in violation of our policies. Any such violation, even if prohibited by our policies, could have a material adverse effect on our business.

If we are unable to protect the intellectual property relating to our software, the commercial value of our products will be adversely affected and our competitive position could be harmed.

We develop proprietary software and have obtained the rights to publish and distribute software developed by third-parties. We attempt to protect our software and production techniques under copyright, trademark and trade secret laws as well as through contractual restrictions on disclosure, copying and distribution. Our software is susceptible to piracy and unauthorized copying. Unauthorized third-parties may be able to copy or to reverse engineer our software to obtain and use programming or production techniques that we regard as proprietary. Well organized piracy operations have also proliferated in recent years, resulting in the ability to download pirated copies of our software over the Internet. Although we attempt to incorporate protective measures into our software, piracy of our products could negatively affect our future profitability.

If we infringe on or are alleged to infringe on the intellectual property rights of third-parties, our business could be adversely affected.

As our industry grows, we may be subject to an increasing amount of litigation that is common in the software industry based on allegations of infringement or other alleged violations of patent, copyright and/or trademarks. In addition, we believe that interactive entertainment software will increasingly become the subject of claims that such software infringes on the intellectual property rights of others with both the growth of online functionality and advances in technology, game content and software graphics as games become more realistic. From time to time, we receive notices from third-parties or are named in lawsuits by third-parties alleging infringement of their proprietary rights. Although we believe that our software and technologies and the software and technologies of third-party developers and publishers with whom we have contractual relations do not and will not infringe or violate proprietary rights of others, it is possible that infringement of proprietary rights of others may occur. Any claims of infringement, with or without merit, could be time consuming, costly and difficult to defend. Moreover, intellectual property litigation or claims could require us to discontinue the distribution of products, obtain a license or redesign our products, which could result in additional substantial costs and material delays.

Our software is susceptible to errors, which can harm our financial results and reputation.

The technological advancements of new hardware platforms result in the development of more complex software products. As software products become more complex, the risk of undetected errors in new products increases. We may need to produce and distribute patches in order to repair such errors, which could be costly and may distract our developers from working on new products. If, despite testing, errors are found in new products or releases after shipments have been made, we could experience a loss of or delay in timely market acceptance, product returns, loss of revenue, increases in costs relating to the repair of such errors and damage to our reputation.

If we acquire or invest in other businesses, intellectual properties or other assets, we may be unable to integrate them with our business, our financial performance may be impaired and/or we may not realize the anticipated financial and strategic goals for such transactions.

If appropriate opportunities present themselves, we may acquire or make investments in businesses, intellectual properties and other assets that we believe are strategic. We may not be able to identify, negotiate or finance any future acquisition or investment successfully. Even if we do succeed in acquiring or investing in a business, intellectual property or other asset, such acquisitions and investments involve a number of risks, including:

•	retaining key employees and maintaining the key business and customer relationships of the businesses we acquire;

•	cultural challenges associated with integrating employees from an acquired company or business into our organization;

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the possibility that the combined company would not achieve the expected benefits, including any anticipated operating and product synergies, of the acquisition as quickly as anticipated or that the costs of, or operational difficulties arising from, an acquisition would be greater than anticipated;

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significant acquisition-related accounting adjustments, particularly relating to an acquired company’s deferred revenue, that may cause reported revenue and profits of the combined company to be lower than the sum of their stand-alone revenue and profits;

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significant accounting charges resulting from the completion and integration of a sizeable acquisition and increased capital expenditures, including potential impairment charges incurred to write down the carrying amount of intangible assets generated as a result of an acquisition;

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the possibility that we will not discover important facts during due diligence that could have a material adverse effect on the value of the businesses we acquire, including the possibility that a change of control of a company we acquire triggers a termination of contractual or intellectual property rights important to the operation of its business;

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the need to integrate an acquired company’s accounting, management information, human resource and other administrative systems to permit effective management and timely reporting, and the need to implement or remediate controls, procedures and policies appropriate for a public company in an acquired company that, prior to the acquisition, lacked these controls, procedures and policies;

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litigation or other claims in connection with, or inheritance of claims or litigation risks as a result of, an acquisition, including claims from terminated employees, customers or other third-parties; and

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to the extent that we engage in strategic transactions outside of the United States, we face additional risks, including risks related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.

Future acquisitions and investments could also involve the issuance of our equity and equity-linked securities (potentially diluting our existing stockholders), the incurrence of debt, contingent liabilities or amortization expenses, write-offs of goodwill, intangibles, or acquired in-process technology, or other increased cash and non-cash expenses such as stock-based compensation. Any of the foregoing factors could harm our financial condition or prevent us from achieving improvements in our financial condition and operating performance that could have otherwise been achieved by us on a stand-alone basis. Our stockholders may not have the opportunity to review, vote on or evaluate future acquisitions or investments.

Our ability to acquire and maintain licenses to intellectual property, especially for sports titles, affects our revenue and profitability. Competition for these licenses may make them more expensive and increase our costs.

Certain of our products are based on or incorporate intellectual property owned by others. For example, certain of our 2K products include rights licensed from major sports leagues and players’ associations. Similarly, some of our other titles are based on licenses of popular entertainment products. Competition for these licenses is intense. If we are unable to maintain these licenses or obtain additional licenses on reasonable economic terms or with significant commercial value, our revenue and profitability could decline significantly. Competition for these licenses may also increase the advances, guarantees and royalties that we must pay to the licensor, which could significantly increase our costs and adversely affect our profitability. In addition, on certain intellectual property licenses, we are subject to guaranteed minimum payments, royalties or standards of performance and may not be able to terminate these agreements prior to their stated expiration. If such licensed products do not generate revenues in excess of such minimum guarantees, our profitability will be adversely affected.

We are subject to contractual covenants which place certain limitations on how we manage our business.

Our Credit Agreement (as defined herein) and the indentures governing our Convertible Notes (as defined herein) limit our ability to take various actions, including incurring additional debt, paying dividends, repurchasing shares and acquiring or disposing of assets or businesses. In addition, we have granted a security interest in connection with certain compensatory arrangements which limits our ability to incur senior debt in excess of certain amounts. Accordingly, we may be restricted from taking actions that management believes would be desirable and in the best interests of us and our stockholders. Our Credit Agreement and the indentures also require us to satisfy specified financial and non-financial covenants. A breach of any of the covenants contained in our Credit Agreement could result in an event of default under the agreement and under the indentures governing our Convertible Notes and would allow our lenders and noteholders to pursue various remedies, including accelerating the repayment of any outstanding indebtedness.

Our involvement, and the involvement of some of our former executive officers, in a wide variety of lawsuits, investigations and proceedings has had, and may in the future have, a material adverse effect on us.

We and some of our former officers, directors and employees have been the subject of three separate governmental investigations and a substantial amount of litigation and other proceedings relating to the subject matter of those investigations. While these matters have been resolved we may be subject to heightened scrutiny in the future as a result of our historical legal proceedings, including an increased likelihood of a government investigation occurring and an increased likelihood that any such investigation is more extensive than in the past. Furthermore, any future fines, restrictions or other penalties imposed as a result of any such investigation may be more severe than those which may be imposed on a company without our history.

Our business and products are subject to potential legislation. The adoption of such proposed legislation could limit the retail market for our products.

Several proposals have been made for federal legislation to regulate our industry. Such proposals seek to prohibit the sale of products containing content included in some of our games. If any such proposals are enacted into law, it may limit the potential market for some of our games in the United States, and adversely affect our operating results. Other countries, such as Germany, have adopted laws regulating content both in packaged games and those transmitted over the Internet that are stricter than current United States laws. In the United States, proposals have also been made by numerous state legislators to regulate and prohibit the sale of interactive entertainment software products containing certain types of violent or sexual content to under 17 or 18 audiences, such as the State of California’s “ultraviolent video games law” that sought to ban the sale or rental of violent video games to minors. While such legislation to date has been enjoined by industry and retail groups or been found unconstitutional, the adoption into law of such legislation in federal and/or in state jurisdictions in which we do significant business could severely limit the retail market for some of our games.

We may need additional capital if we incur losses.

If we incur losses in the future, we may be required to raise additional capital in order to fund our operations. We could seek to raise capital in a number of ways, including through the issuance of debt or equity, or through other financing arrangements. In October 2011, we entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) which amended and restated our July 2007 Credit Agreement (as defined herein), which requires us to make periodic interest or other debt service payments. In addition, we issued 4.375% Convertible Senior Notes due 2014 in June 2009 (the “4.375% Convertible Notes”) and 1.75% Convertible Senior Notes due 2016 in November 2011 (the “1.75% Convertible Notes” and together with the 4.375% Convertible Notes, the “Convertible Notes”), which require us to make periodic interest payments to the holders of the Convertible Notes. If we borrow additional funds, further debt service payments would probably be necessary. In addition, the terms of additional debt may impose significant restrictions on our ability to operate our business. If we seek financing through the sale of equity or equity-based securities (such as our Convertible Notes), our current stockholders will suffer dilution in their percentage ownership of common stock. We cannot be certain as to our ability to raise additional capital in the future or under what terms capital would be available. If we need to raise capital and are not successful in doing so, we will have to consider other options that may include, but are not limited to, a reduction in our expenditures for internal and external new product development, reductions in overhead expenses, and sales of intellectual property and other assets. These actions, should they become necessary, will likely result in a reduction in the size of our operations and could materially affect the prospects of our business.

We may be required to record a significant charge to earnings if our goodwill becomes impaired.

We are required under U.S. generally accepted accounting principles to review our goodwill for impairment at least annually or more frequently when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may be considered a change in circumstances, indicating a requirement to reevaluate whether our goodwill continues to be recoverable, include a significant decline in stock price and market capitalization, slower growth rates in our industry or other materially adverse events. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill is determined. This may adversely affect our operating results.

Our reported financial results could be adversely affected by the application of existing or future accounting standards to our business as it evolves.

Our reported financial results are affected by the accounting policies promulgated by the SEC and national accounting standards bodies and the methods, estimates, and judgments that we use in applying our accounting policies. For example, standards regarding software revenue recognition have and could further significantly affect the way we account for revenue related to our products and services. We expect that a significant portion of our games will be online-enabled in the future, and we could be required to recognize the related revenue over an extended period of time rather than at the time of sale. As we enhance, expand and diversify our business and product offerings, the application of existing or future financial accounting standards, particularly those relating to the way we account for revenue, could have a significant adverse effect on our reported results although not necessarily on our cash flows.

Our ability to use net operating loss carryforwards to reduce future years’ taxes could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code.

Section 382 of the Internal Revenue Code contains rules that limit the ability of a company to use its net operating loss carryforwards in years after an ownership change, which is generally defined as any change in ownership of more than 50% of its stock over a three-year testing period. These rules generally operate by focusing on ownership changes among stockholders owning directly or indirectly 5% or more of the stock of a company and/or any change in ownership arising from a new issuance of stock by the company. If, as a result of future transactions involving our common stock, including purchases or sales of stock by 5% stockholders, we undergo cumulative ownership changes which exceed 50% over the testing period, our ability to use our net operating loss carryforwards would be subject to additional limitations under Section 382.

Generally, if an ownership change occurs, the annual taxable income limitation on the use of net operating loss carryforwards is equal to the product of the applicable long-term tax exempt rate and the value of the company’s stock immediately before the ownership change. Depending on the resulting limitation, a portion of our net operating loss carryforwards could expire before we would be able to use them. Our inability to fully utilize our net operating losses to offset taxable income generated in the future could have a material and negative effect on our future financial position and results of operations.

We expect to implement a new enterprise resource planning (ERP) system later this year, and we may encounter technical or operational difficulties during the transition that could disrupt our operations.

We expect to implement a new enterprise resource planning (ERP) system later this year, and we may encounter technical and operating difficulties during the transition to that new system. We may experience problems in implementing the new system as our employees learn the new system, transfer data from our existing system to the new system and operate with the new system. The transition may not be completed promptly or at all, or could require us to revert to the currently existing system. Any difficulties that we encounter in implementing the new system may disrupt our ability to deal effectively with our employees, vendors, customers and other companies with which we have commercial relationships and also may prevent us from effectively closing a quarterly period and reporting our financial results in a timely manner. If we are unable to produce accurate and timely financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with the listing requirements of the Nasdaq Global Market.

RATIO OF EARNINGS TO FIXED CHARGES

On October 25, 2010, our Board of Directors approved a change to our fiscal year end from October 31 to March 31, which was deemed effective as of March 31, 2010. The following table sets forth our ratio of earnings to fixed charges for each year in the three-year period ended March 31, 2013, the five-month period ended March 31, 2010 and each year in the two-year period ended October 31, 2009.

Fiscal year ended March 31,			Five months ended March 31,	Fiscal year ended October 31,
2013	2012	2011	2010	2009	2008
0.3	—	4.4	—	—	13.6

For the fiscal year ended March 31, 2012, the five months ended March 31, 2010 and the fiscal year ended October 31, 2009, we had earnings-to-fixed charges deficiencies of $78.4 million, $30.0 million and $139.1 million, respectively.

For the purposes of computing this ratio, “earnings” consist of income before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of interest incurred on all indebtedness and the implied interest component of our rent obligations.

There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends was identical to the ratio of earnings to fixed charges.

USE OF PROCEEDS

When we offer particular securities, we will describe in the prospectus supplement relating to the securities how we intend to use the proceeds of the sale of those securities.

DESCRIPTION OF THE SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	shares of common stock; and

•	debt securities, which may be senior or subordinated, and which may be convertible into our common stock or be non-convertible.

We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of the common stock and debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock as stated in our Restated Certificate of Incorporation consists of 200,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. The following summary of our common stock and preferred stock is not complete and may not contain all of the information you should consider. This description is subject to and qualified in its entirety by provisions of our Restated Certificate of Incorporation and Amended and Restated By-laws, which are incorporated by reference into this prospectus, and by applicable provisions of Delaware law.

Common stock

As of June 10, 2013 there were approximately 92,168,399 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held in the election of directors and on all matters submitted to a vote of stockholders and do not have cumulative voting rights. However, the voting standard for the election of directors is a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard is a plurality of the votes cast. Holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably the dividends, if any, as may be declared by our Board out of funds legally available therefor. If we are liquidated, dissolved or wound-up, holders of common stock are entitled to receive ratably our net assets available for distribution after the payment of, or adequate provision for, all of our debts and other liabilities, subject to prior and superior rights of the holders of preferred stock.

Preferred stock

Our Board, without further stockholder authorization, is authorized to issue, from time to time, up to 5,000,000 shares of preferred stock in one or more series, to establish the number of shares to be included in any of these series and to fix the designations, powers, preferences and rights of the shares of each of these series and any qualifications, limitations or restrictions thereof, including dividend rights and preferences over dividends on our common stock, conversion rights, voting rights, redemption rights, the terms of any sinking fund therefor and rights upon liquidation. The ability of the Board to issue preferred stock, while providing flexibility in connection with financing, acquisitions and other corporate purposes, could have the effect of discouraging, deferring or preventing a change in control or an unsolicited acquisition proposal, since the issuance of preferred stock could be used to dilute the share ownership of a person or entity seeking to obtain control of us. In addition, because the Board has the power to establish the preferences, powers and rights of the shares of any of these series of preferred stock, it may afford the holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock, which could adversely affect the rights of holders of common stock.

There are currently no shares of preferred stock outstanding.

The terms of Section 203 of the Delaware General Corporation Law (the “DGCL”) apply to us since we are a Delaware corporation. Pursuant to Section 203 of the DGCL, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an “interested stockholder,” as defined below, for a period of three years from the date that such person became an interested stockholder unless:

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the transaction that results in a person’s becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder;

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upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans; or

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on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by holders of at least two-thirds of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders.

Under Section 203 of the DGCL, an “interested stockholder” is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation or

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an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Section 203 of the DGCL does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding shares at any time. Such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. Our Restated Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203 of the DGCL.

Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The provisions of Section 203 of the DGCL may encourage companies interested in acquiring us to negotiate in advance with the Board, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is further possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities under an indenture to be entered into between us and The Bank of New York Mellon, as trustee, or one or more other indentures with The Bank of New York Mellon or other trustees. We may supplement any of these indentures from time to time. The following paragraphs describe the provisions of the indenture to be entered into between us and The Bank of New York Mellon (the “Indenture”). For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Take-Two Interactive Software, Inc. and not to its subsidiaries.

General

The debt securities will be direct obligations of the Company and will be senior debt securities. The Indenture will not limit the principal amount of debt securities that we may issue. We may issue debt securities in one or more series. A supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular series of debt securities. Each prospectus supplement will describe:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of a series of debt securities which we may issue;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

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the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or contingent interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be paid;

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the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange;

•	any provisions regarding our right to prepay, repurchase or redeem debt securities or of holders to require us to prepay, repurchase or redeem debt securities;

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the right, if any, of holders of the debt securities to convert them into common stock or other securities, including any contingent conversion provisions and any provisions intended to prevent dilution of those conversion rights;

•	any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

•	any index or formula used to determine the required payments of principal, premium, if any, or interest, if any;

•	the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	any special or modified events of default or covenants with respect to the debt securities; and

•	any other material terms of the debt securities.

The Indenture will not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities, or other indentures, may contain provisions of that type.

We may issue debt securities at a discount from, or at a premium to, their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount or a premium.

If the principal of, premium, if any, or interest, if any, with regard to any series of debt securities is payable in a foreign currency, then in the prospectus supplement relating to those debt securities, we will describe any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

Form of Debt Securities

We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the global certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

Events of Default and Remedies

An event of default with respect to each series of debt securities will include:

•	our default in payment of the principal of or premium, if any, on any debt securities of any series beyond any applicable grace period;

•	our default for 30 days or a different period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of any series;

•	our default for 90 days after notice or a different period specified in a supplemental indenture, which may be no period, in the observance or performance of any other covenants in the indenture; and

•	certain events involving our bankruptcy, insolvency or reorganization.

Supplemental indentures relating to particular series of debt securities may include other events of default.

Each current indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders of the series to do so.

The Indenture will provide that, if any event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the series of debt securities then outstanding may declare the principal of and accrued interest, if any, on all the debt securities of that series to be due and payable immediately. However, if we cure all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be rescinded and past defaults may be waived by the holders of a majority in aggregate principal amount of the series of debt securities then outstanding.

The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations to be specified in the Indenture.

A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.

Modification of the Indenture or Other Indentures

We and the trustee under the Indenture or other indentures may:

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without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities or amend, modify or supplement the indenture, or any supplemental indenture, to make any change that does not materially adversely affect the rights of any holder of debt securities, provided that any amendment, modification or supplement that conforms the Indenture or any supplemental indenture, as applied to any series of debt securities, to the terms described in the prospectus (including any prospectus supplement) pursuant to which such debt securities were initially sold shall be deemed not to adversely affect the rights of Holders;

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with the consent of the holders of not less than a majority in principal amount of the debt securities which are outstanding under such indenture, modify the indenture or the rights of the holders of the debt securities generally; and

•

with the consent of the holders of not less than a majority in outstanding principal amount of any series of debt securities, modify any supplemental indenture relating solely to that series of debt securities or the rights of the holders of that series of debt securities.

However, we may not:

•

extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any other of our securities, without the consent of each holder of debt securities who will be affected; or

•

reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of the series which will be affected.

Mergers and Other Transactions

The Indenture will provide that we may not consolidate with or merge into any other entity, or transfer or lease our properties and assets substantially as an entirety to another person, unless (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the Indenture, and (2) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing.

Concerning the Trustee

The Bank of New York Mellon, the trustee under the Indenture, or its affiliates, may provide loans and banking services to us in the ordinary course of its business.

Governing Law

Each of the indentures, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through brokers or dealers; (4) directly by us to purchasers, including through a specific bidding, auction or other process; or (5) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering materials will contain the terms of the transaction, the name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement and/or other offering material, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement and/or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement and/or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement and/or other offering material.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material.

We may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on The NASDAQ Global Select Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

WHERE YOU CAN FIND MORE INFORMATION AND INFORMATION INCORPORATED BY REFERENCE

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You can call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s website at www.sec.gov. Our common stock is listed on The NASDAQ Global Select Market under the symbol “TTWO,” and our SEC filings can also be read at the following address: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished or may from time to time furnish with the SEC is or will be incorporated by reference in, or otherwise included in, this prospectus. The documents we incorporate by reference herein are:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2013;

•	our Definitive Proxy Statement for the 2012 annual meeting of stockholders, filed on July 27, 2012 and additional definitive proxy soliciting materials filed on August 7, 2012;

•	our Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed May 7, 2013, May 13, 2013 and June 12, 2013; and

•	the description of our Common Stock which is contained in our Registration Statement on Form 8-A, together with any amendment or report filed with the SEC for the purpose of updating this description.

We also incorporate by reference herein any further filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the registration statement to which this prospectus relates and until we terminate the offering of securities pursuant to this prospectus. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

The documents listed above (excluding the exhibits attached thereto unless those exhibits are specifically incorporated by reference into those documents) may be obtained free of charge by each person to whom a copy of this prospectus is delivered, upon written or oral request, by contacting us at Take-Two Interactive Software, Inc., 622 Broadway, New York, New York 10012, Attention: General Counsel, telephone number (646) 536-2842.

LEGAL MATTERS

Willkie Farr & Gallagher LLP, New York, New York will pass upon the validity of any securities we offer by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Take-Two Interactive Software, Inc (the “Company”) appearing in the Company’s Annual Report (Form 10-K) for the year ended March 31, 2013, and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of the Company’s internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission ) given on the authority of such firm as experts in accounting and auditing.

$250,000,000

Take-Two Interactive Software, Inc.

1.00% Convertible Senior Notes due 2018

PROSPECTUS SUPPLEMENT

June 12, 2013

J.P. Morgan

Barclays

Wells Fargo Securities